Exhibit 10.2

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Credit Agreement
PROTECTED
March 28, 2013
Customer number(s): 200621699

VILLAGE FARMS CANADA LIMITED PARTNERSHIP

Dear Sir/Madam:

Farm Credit Canada (“FCC” or “us” or "we" or "our") agrees to extend a credit facility to Village Farms Canada Limited Partnership (“you” or “your” or “Borrower”) in the principal amount of $58,000,000USD (the “Loan”).

The Loan is subject to the terms and conditions set out in this credit agreement and the attached Schedules (collectively the “Credit Agreement” or the “Agreement”). If a conflict arises between any clause, term or condition of this Credit Agreement and a clause, term or condition of the attached Schedules, the clause, term or condition in the body of this Credit Agreement will prevail over the clause, term or condition in the attached Schedules. Standard Terms and Conditions are contained in the attached Schedule B and capitalized terms used in this Agreement shall have the meanings given to them in Schedule C or otherwise as set out herein. Upon the making of the advance contemplated under this Agreement, this Agreement shall replace and supersede all previous credit or loan agreements between you and FCC, which includes any facility letters as amended from time to time issued by HSBC Bank Canada (“HSBC”) to the Borrower as agent for HSBC and FCC.

1.  Credit Facility Information

Credit Facility number:	TBD

Borrower(s):	Village Farms Canada Limited Partnership
Chief Place of Business/Chief Executive Office:	4526-80th Street, Delta, BC V4K 3N3
Head/Registered office:	4526-80th Street, Delta, BC V4K 3N3

Guarantor(s):	Village Farms International, Inc.
Chief Place of Business/Chief Executive Office:	4526-80th Street, Delta, BC V4K 3N3
Head/Registered office:	4526-80th Street, Delta, BC V4K 3N3

Guarantor(s):	VF Operations Canada Inc.
Chief Place of Business/Chief Executive Office:	4526-80th Street, Delta, BC V4K 3N3
Head/Registered office:	4526-80th Street, Delta, BC V4K 3N3

Guarantor(s):	Village Farms Canada GP Inc.
Chief Place of Business/Chief Executive Office:	4526-80th Street, Delta, BC V4K 3N3
Head/Registered office:	4526-80th Street, Delta, BC V4K 3N3

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Guarantor(s):	Agro Power Development, Inc.
Chief Place of Business/Chief Executive Office:	195 International Parkway, Suite 100
Heathrow, Florida, U.S.A. 32746

Head/Registered office:	195 International Parkway, Suite 100
Heathrow, Florida, U.S.A. 32746

Guarantor(s):	VF U.S. Holdings Inc.
Chief Place of Business/Chief Executive Office:	195 International Parkway, Suite 100
Heathrow, Florida, U.S.A. 32746

Head/Registered office:	195 International Parkway, Suite 100
Heathrow, Florida, U.S.A. 32746

Guarantor(s):	Village Farms of Delaware, L.L.C.
Chief Place of Business/Chief Executive Office:	195 International Parkway, Suite 100
Heathrow, Florida, U.S.A. 32746

Head/Registered office:	195 International Parkway, Suite 100
Heathrow, Florida, U.S.A. 32746

Guarantor(s):	Village Farms, L.P.
Chief Place of Business/Chief Executive Office:	195 International Parkway, Suite 100
Heathrow, Florida, U.S.A. 32746

Head/Registered office:	195 International Parkway, Suite 100
Heathrow, Florida, U.S.A. 32746

Sources and uses:

Sources		Uses
FCC	$58,000,000 (USD)	Retire HSBC term debt	*$22,964,097.74 (USD)
		Retire FCC Credit Facility	*$34,492,416.54 (USD)
000513865000

Total	$58,000,000 (USD)		$58,000,000 (USD)

* Represents amounts owing by March 26, 2013, figures to be updated and settled for purposes of the advance of the Loan, and for greater certainty, FCC acknowledges and agrees that if the HSBC and FCC term debt to be retired together with all applicable fees, disbursements and taxes is less than $58,000,000 (USD), any surplus funds shall be remitted to the Borrower for its working capital.

New Credit Facility information

1.1 New Credit Facility details

(a) New Credit Facility number:	TBD
Borrower(s):	Village Farms Canada Limited Partnership
Guarantor(s):	Village Farms International, Inc.
VF Operations Canada Inc.
Agro Power Development, Inc.
VF U.S. Holdings Inc.
Village Farms of Delaware, L.L.C.
Village Farms, L.P.
Village Farms Canada GP Inc.

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Credit facility details
Loan number	01
Principal amount	$58,000,000 (USD)
Credit facility type	Real Property
Interest type	Open Variable
Product type	American Currency
Term	5 years
Amortization period	14 years
Interest rate	Based on Grid pricing "see below"
Loan Approval Expiry Date	August 27, 2013
Balance Due Date	2018-04-01

Subsequent payment schedule details
First payment type details
First payment type	Interest only (USD)
Start date	*2013-04-01
Payment frequency	Monthly
Payment month(s)	*April
Payment amount	Interest only
End date	*2013-04-30
Second payment type details
Second payment type	**Fixed Principal + Interest (USD)
Start date	***2013-05-01
Payment frequency	Monthly
Payment month(s)	***April to March
Payment amount	$345,238.10 + Interest (USD)
End date	2018-04-01

* Assumes funding by March 31, 2013; if in April, 2013 or beyond, then Start date, Payment months and End date deemed to be adjusted by adding such additional months as are necessary.

** Fixed principal to be determined by FCC based on date of advance and amortization period set forth above.

*** Assumes funding by March 31, 2013, if in April 2013 or beyond, then Start date and Payment months deemed to be adjusted by adding such additional months as are necessary.

1.2 Interest Rate Determination

The interest rate applicable under the Loan shall be determined on the basis of the following grid based on the Borrower’s Debt to EBITDA ratio as provided below.

Level	Debt to EBITDA Ratio	Interest Rate Spread - Libor Plus
1	4.01x-4.50x	500 bps
2	4.00x – 3.76x	450 bps
3	3.75x – 3.51x	400 bps
4	3.50x-3.01x	350 bps
5	< 3.01x	300 bps

(a) The Borrower shall pay interest, compounded semi-annually, in arrears, on the first day of each month, on the daily amount outstanding under the FCC Loan at the variable rate which is equal to Libor (adjusted as provided in Section 1 of Schedule A) plus the applicable Interest Rate Spread (adjusted from time to time as described in this section 1 and in section 1 of Schedule A), both before and after maturity, default and judgment, with interest on overdue interest at the same rate;

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(b) For purposes of determining the applicable Level in the Grid above, upon the advance being made under the Loan, the applicable level in the Grid shall be set at Level 1 until such time thereafter as such rate can be determined by FCC in accordance with Clause (d) below, with reference to annual audited financial statements received by FCC in accordance with Section 6.2 below;

(c) Upon receipt of the annual audited financial statements for the Borrower, FCC shall, based thereon, determine the Debt to EBITDA ratio for the Borrower as at the last day of the fiscal year just ended and, based on such determination:

FCC shall then determine the Level in the Grid above that corresponds to such Debt to EBITDA ratio and the applicable Interest Rate Spread above Libor applicable under such Level, which aggregate rate (i.e. the Libor, plus the applicable Interest Rate Spread so determined) shall apply effective as and from May 1 in accordance with this clause; FCC may from time to time adjust the monthly blended payments payable by the Borrower in respect of amounts outstanding under the FCC Loan to reflect changes in the interest rate payable by the Borrower hereunder, which interest rate changes are reflected in Schedule A; and

(d) If at the time of determination by FCC of any applicable Interest Rate Spread, the Borrower has, for any reason, failed to deliver the annual audited financial statements for the Borrower as required under this Agreement, then the applicable Interest Rate Spread shall be determined based upon Level 1 in the Grid for the applicable fiscal year, unless otherwise agreed by FCC.

See Schedule A for Special Terms and Conditions applicable to the Credit Facility.

2.  Security for the Credit Facility

The Loans(s) and the obligations and liabilities of the Borrower under this Credit Agreement will be secured by:

2.1 Mortgage and Deeds of Trust

(1) Collateral mortgage and assignment of rents in the minimum principal amount of $70,000,000 USD, from Village Farms International, Inc. creating a first fixed mortgage and assignment of rents over the Canadian Real Property (the “Canadian Real Property Mortgage”):

(2) First Leasehold Deed of Trust, Assignment of Rents and Security Agreement from Village Farms, L.P. (Presidio County) over the Presidio Leasehold Lands;

(3) First Deed of Trust, Assignment of Rents and Security Agreement (Presidio County) from Village Farms, L.P. over the Presidio Fee Lands;

(4) First Deed of Trust, Assignment of Rents and Security Agreement from Village Farms, L.P. (Jeff Davis County) over the Jeff Davis Lands;

(5) First Leasehold Deed of Trust, Assignment of Rents, and Security Agreement (Ward County) from Village Farms, L.P. over the Ward County Lands.

Village Farms International, Inc.

(1) The Canadian Real Property Mortgage as previously referenced above;

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(2) An unlimited guarantee of the obligations and liabilities under the Loan and an assignment and postponement of all present and future claims due and owing to it by the Borrower;

(3) A general security agreement granting FCC a first security interest in all Village Farms International, Inc. presently owned and after-acquired personal property and a first floating charge over all of its other presently owned and after-acquired property, assets and undertaking not subject to that security interest, subject to Permitted Liens and the Operating Lender Security Interest if applicable;

(4) A debt service agreement;

(5) Beneficial Mortgage and Direction to Charge granted by Village Farms International, Inc. as trustee of the Canadian Real Property and the Borrower as beneficial owner of the Canadian Real Property.

Village Farms Canada Limited Partnership (our Borrower)

(1) A general security agreement granting FCC a first security interest in all the Borrower’s presently owned and after-acquired personal property and a first floating charge over all of the Borrower’s other property, assets and undertaking not subject to that security interest, subject to Permitted Liens and the Operating Lender Security Interest, if applicable;

(2) An attornment and non-disturbance agreement, to be executed by Village Farms International, Inc., FCC and Maxim Power (B.C.) Inc. with respect to lease agreements held by Maxim Power (B.C.) Inc. over a portion of the Canadian Real Property; provided that in the event this attornment and non-disturbance agreement is not delivered to FCC or its solicitors by the date of Advance, then it shall be delivered, in the form requested by FCC, by not later than June 1, 2013, failing which the Borrower shall pay FCC a fee of $5,000 USD per month on the first day of each month (commencing June 1, 2013) for each month in which the attornment and non-disburbance agreement has not been delivered by the first of such month.

VF Operations Canada Inc.

(1) An unlimited guarantee of the obligations and liabilities under the Loan and an assignment and postponement of all present and future claims due and owing to it by the Borrower;

(2) A general security agreement granting FCC a first security interest in all VF Operations Canada Inc. presently owned and after-acquired personal property and a first floating charge over all of its other presently owned and after-acquired property, assets and undertaking not subject to that security interest, subject, in each case, to Permitted Liens and the Operating Lender Security Interest, if applicable;

(3) A debt service agreement.

VF U.S. Holdings, Inc.

(1) An unlimited guarantee of the obligations and liabilities under the Loan and an assignment and postponement of all present and future claims due and owing to it by the Borrower;

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(2) A general security agreement granting FCC a first security interest in all VF US Holdings Inc., presently owned and after-acquired personal property, subject to Permitted Liens and the Operating Lender Security Interest, if applicable.

Agro Power Development, Inc.

(1) An unlimited guarantee of the obligations and liabilities under the Loan and an assignment and postponement of all present and future claims due and owing to it by the Borrower;

(2) A general security agreement granting FCC a first security interest in all Agro Power Development, Inc. presently owned and after-acquired personal property, subject only to Permitted Liens and the Operating Lender Security Interest, if applicable.

Village Farms Delaware, L.L.C.

(1) An unlimited guarantee of the obligations and liabilities under the Loan and an assignment and postponement of all present and future claims due and owing to it by the Borrower;

(2) A general security agreement granting FCC a first security interest in all Village Farms, L.P.’s presently owned and after acquired-personal property, subject only to Permitted Liens and the Operating Lender Security Interest, if applicable.

Village Farms, L.P.

(1) US Real Property Deeds of Trust as previously referenced above;

(2) An unlimited guarantee of the obligations and liabilities under the Loan and an assignment and postponement of all present and future claims due and owing to it by the Borrower.

Village Farms Canada GP Inc.

(1) An unlimited guarantee of the obligations and liabilities under the Loan and an assignment and postponement of all present and future claims due and owing to it by the Borrower;

(2) A general security agreement granting FCC a first security interest in all Village Farms Canada GP Inc. presently owned and after acquired-personal property, subject only to Permitted Liens and the Operating Lender Security Interest, if applicable.

2.2 Inter-lender Priority Agreement

(1) Inter-Lender Priority Agreement between you, FCC and the Operating Lender (the

“FCC/Operating Lender Priority Agreement”). FCC will postpone its interest in inventory and accounts receivable in the amount required to secure the operating loan, and the Operating Lender will have a second priority interest over all other personal property of the Borrower and the Guarantors. FCC will have a first priority interest in all your present and after acquired personal property other than a second priority interest in your inventory and accounts receivable and a first priority interest in the Real Property.

2.3 Intellectual Property Agreement

(1) Intellectual Property Security Agreement granted by Village Farms, L.P.

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2.4 Hazardous Material Agreement

(1) Hazardous Material Indemnity Agreement granted by Agro Power Development, Inc.,VF U.S. Holdings, Inc., Village Farms of Delaware, L.L.C, and Village Farms, L.P.

2.5 Environmental Indemnity Agreement

(1) Environmental Indemnity Agreement granted by Village Farms Canada Limited Partnership, Village Farms International Inc. and VF Operations Canada Inc.

2.6 Representation, Warranty and Covenant Agreement

(1) Limited Partnership Representation, Warranty and Covenant Agreement granted by Village Farms Canada Limited Partnership.

2.7 Landlord Waiver

(1) Landlord Waiver and Consent Agreement from Sealy & Smith Foundation with respect to lease agreements held by Village Farms, L.P. over the Ward County Lands.

(2) Landlord Waiver and Consent Agreement from The County of Presidio, Texas,

by and through Presidio County Commissioners Court with respect to lease agreements held by Village Farms, L.P. over the Presidio Leasehold Lands; provided that in the event this waiver and consent is not delivered to FCC or its solicitors by the date of Advance, then it shall be delivered, in the form requested by FCC, by not later than June 1, 2013, failing which the Borrower shall pay FCC a fee of $10,000 USD per month on the first day of each month (commencing June 1, 2013) for each month in which the waiver and consent has not been delivered by the first of such month.

2.8 Insurance

In addition to Section 6 (k) of the attached Schedule B, you will:

(1) maintain the following policies of insurance, each satisfactory to FCC, which will contain a mortgage clause and /or a loss payable clause directing first payment to FCC:

(a) Business interruption insurance to provide insurance for a minimum amount of $10,000,000;

(b) Comprehensive commercial general liability insurance against claims for personal injury, bodily injury and property damage occurring on, in or about the lands and buildings upon the Real Property and covering all operations of the Borrower; such insurance shall be in an amount not less than $2,000,000 per occurrence.

(2) have purchased lender’s title insurance in respect of the US Real Property, with an insurer, in a form and an amount satisfactory to FCC and its solicitors.

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3 Repayment, Prepayment and Maturity

3.1 Mandatory Repayments

The Loan and all Indebtedness shall be repaid in full and the Loan will be cancelled on the Balance Due Date set out in section 1 above, unless it is extended in writing by FCC on or before that date, in which case that extended date shall become the new Balance Due Date. Extensions may be requested by the Borrower. Extensions will be granted at the discretion of FCC.

3.2 Time and Place of Payment by Borrower

Each payment or prepayment required or permitted to be made by the Borrower hereunder (whether on account of principal, interest, costs, or any other amount) shall be made to FCC at its corporate office in Regina, Saskatchewan not later than 11:00 a.m. (Regina time) on the date for payment of the same in immediately available funds, and if any payment made by the Borrower hereunder is made after 11:00 a.m., such payment will be deemed to have been made on the immediately following Banking Day and interest will continue to accrue on the amount of such payment until such following Banking Day.

3.3 Payments to be Made on Banking Days

Whenever any payment to be made hereunder is due on a day that is not a Banking Day, such payment shall be made on the immediately following Banking Day unless the following Banking Day falls in another calendar month, in which case payment shall be made on the immediately preceding Banking Day.

3.4. Pre-Authorized payment authority (the “Authority”)

(a) Bank account information

Branch transit #:	1	0	2	7	0	FI #:	0	1	6	Account #:	0	8	9	6	8	3	0	7	0

Financial institution name:

Address:

(b) Pre-authorized payment details - Credit Facility

Payment type	Payment amount	Payment start date	Frequency
Variable	Interest only	2013-04-01	2013-04-01
	Fixed principal + Interest	2013-05-01	Monthly

You hereby instruct and authorize FCC to debit your above bank account (the “Account”) with the above payments for the purpose of repaying your New Credit Facility(s) and related indebtedness to FCC. A specimen cheque for the Account has been marked “void” and attached to this Authority. You undertake to inform FCC, in writing, of any change in the Account information provided in this Agreement prior to the next due date of the pre-authorized payment.

(read and initial box) ☐ You waive the pre-notification requirements of the Canadian Payments Association. You acknowledge that FCC may send you payment notices but that these payment notices do not constitute the pre-notification requirements of the Canadian Payments Association.

The above payment(s) are made for (check one) ☐ personal ☐ business purposes.

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FCC reserves the right to cancel this Authority at its discretion and without notice. This Authority may be cancelled at any time upon notice being provided by you, either in writing or orally with proper authorization to verify your identity, to FCC within 30 days before the next payment is to be made. You may obtain a sample cancellation form, or more information on your rights to cancel this Authority, by contacting your financial institution or by visiting www.cdnpay.ca.

You have certain recourse rights if any debit does not comply with this Authority. For example, you have the right to receive reimbursement for any debit that is not authorized or is not consistent with this Authority. To obtain more information on your recourse rights, you may contact your financial institution or visit www.cdnpay.ca.

You may contact FCC to make inquiries or obtain information about this Authority at:

Farm Credit Canada

Customer Service Centre

1800 Hamilton Street, P.O. Box 4320

Regina, SK S4P 4L3

Telephone: 1-888-332-3301	Fax: 1-306-780-8919	email: csc@fcc-fac.ca

You warrant and guarantee that you are duly authorized, in accordance with your account agreement at the financial institution identified above, to debit the Account.

You agree that if the Borrower’s operating loan with HSBC Bank Canada is refinanced at any time, then the Borrower shall promptly provide to FCC new pre-authorized payment details from which to debit its new operating account.

3.5 Manner of Payment; No Set-Off / Right of compensation

All payments to be made pursuant to this Credit Agreement including principal. interest and costs will, except as otherwise expressly provided herein, be payable in US Dollars and all payments to be made pursuant to this Credit Agreement are to be made in immediately available funds and without set-off, right of compensation, withholding or deduction of any kind whatsoever.

4 Interest Rates, Fees and Charges

4.1 Interest Rates

Subject to the provisions of this Credit Agreement (including without limitation Section 1.2 hereof and Section 1 of Schedule A hereto), interest shall accrue on the aggregate principal amount of the Loan outstanding from time to time, both before and after maturity, default and judgment, with interest on overdue interest at the same rate, commencing on and including the day on which the Loan is advanced and ending on, but excluding, the day on which it is repaid, such interest to be calculated on the daily outstanding principal balance and payable monthly, in arrears, on the first Banking Day of each and every month during which the Loan remains unpaid, based upon a year of 360 days, for the actual days that the amounts are outstanding under the Loan on this basis, at the variable rate of interest per annum, compounded semi-annually, specified and calculated in the manner set forth in section 1 above and in Schedule A attached hereto.

4.2 For the purpose of the Interest Act (Canada), the annual rate of interest to which interest computed on the basis of a year of 360 days is equivalent is the rate of interest as provided in this Agreement multiplied by the number of days in such year and divided by 360.

4.3 Expenses and Legal Fees

Regardless of whether any or all of the transactions contemplated herein shall be consummated, the Borrower shall pay to FCC all reasonable legal fees and disbursements and all reasonable fees, costs and out-of-pocket expenses incurred by FCC with respect to the negotiation, preparation and registration of this Agreement and the other Documents including, without limitation, amendments of the Documents and their registration. The Borrower shall, in addition, reimburse FCC on demand for all fees, cost and out-of-pocket expenses including, without limitation, legal fees and disbursements (on a solicitor and own client basis) incurred by FCC following the Closing Date in connection with the exercising or defending of any or all of the rights, recourses, remedies and powers of FCC hereunder or under any other Documents or the realization on any assets or property of the Security Parties, or the taking of any proceedings for the purpose of enforcing the remedies provided herein or permitted in connection herewith.

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4.4 Other Charges

In addition to the obligations of the Borrower to pay interests, costs, and expenses as provided in this Agreement, the Borrower shall pay the following non-refundable fees:

(a) annual fees related to the Loan that are set out in this Agreement;

(b) if applicable, the fees set out in Schedule D;

(c) if applicable, the non-compliance fees set out in Schedule D;

(d) if applicable, the Conversion Fee set out in Schedule A;

(e) if applicable, the Pre-payment Fee set out in Schedule A; and

(f) all reasonable fees from time to time imposed by FCC for the administration of this Credit Agreement.

All such fees are due and payable by within 30 days of demand or invoice by FCC.

5 Conditions Precedent

5.1 Conditions to the Advance

The obligation of FCC to make available the Advance under this Agreement is subject to and conditional upon the representations and warranties contained in this Agreement being true and correct on and as of the Closing Date with reference to the facts subsisting at such time with the same effect as if made on such date, and upon each of the following terms and conditions being satisfied:

(a) Confirmation that the Borrower has available to it an operating loan in an amount not less than CAD $8,000,000 on terms and conditions acceptable to FCC, which shall include the review by FCC and its solicitors of the governing credit agreement and /or facility letter, as applicable for such operating loan;

(b) Discharge and cancellation of any encumbrances that secures indebtedness on the Borrower’s and each Guarantor’s assets other than Permitted Liens and the Operating Lender Security Interest (subject to Section 5.1(a) in any event);

(c) Repayment of any amount outstanding and cancellation of the Borrower’s term lending facility with HSBC;

(d) Nothing shall have occurred which FCC shall determine is reasonably likely to have a MAE;

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(e) No event shall have occurred and be continuing which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse, or both;

(f) All documents required to grant and as necessary pledge the security described in section 2 shall have been executed and delivered to FCC together with confirmation of registration as applicable and shall be in full force and effect, in form and substance satisfactory to FCC;

(g) All other documents and instruments required by the terms hereof shall have been duly executed and delivered by all parties thereto and shall be in full force and effect, in form and substance satisfactory to FCC;

(h) FCC shall be satisfied in all respects with the business, operations and prospects and assets and liabilities (including without limitation as to environmental matters) of the Security Parties, the corporate and capital structure of the Security Parties, the sources of funding available to the Borrower on and after the Closing Date and the proposed disbursement of funds by the Borrower on and following such date;

(i) All consents and approvals necessary or desirable in connection with the completion of the transactions contemplated pursuant to this Credit Agreement and the other Documents shall have been obtained on terms and conditions acceptable to FCC;

(j) FCC must have received and approved the form of lease agreement with the applicable landlords with respect to the Ward County Lands and the Presidio Leasehold Lands, and the Canadian Real Property that is subject to a leasehold interest (to be reviewed in advance of funding to ensure mortgages of leased lands or leasehold interests are unaffected by lease agreements);

(k) FCC must have entered into the FCC/Operating Lender Priority Agreement satisfactory to it;

(l) FCC is satisfied that you are in possession of and in good standing/compliance with all necessary permits, licences, authorizations and other approvals required to legally undertake and carry on your business in the province and states where you carry on business;

(m) FCC must be satisfied in its sole discretion, that all regulatory agency requirements relating directly or indirectly to environmental impacts, potential environmental hazards, environmental, health or safety risks or environmental issues related to your current or projected business operations have been met or to past operations that may have caused or contributed to a breach of regulatory requirements have been rectified;

(n) FCC must have reviewed and be satisfied with the organizational documents governing the Borrower and any Guarantors including any applicable partnership agreements, articles of incorporation and bylaws;

(o) FCC must be satisfied in its sole discretion with the lender’s title insurance policies to be obtained in respect of the US Real Property and the US Real Property Deeds of Trust;

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5.2 Discretion of FCC

Notwithstanding the non-fulfillment of any term or condition set out above, FCC may make an Advance in its unfettered discretion. The making of any Advance by FCC, either before or after the fulfillment of all applicable conditions, will not constitute an approval, acceptance, or waiver by FCC of any condition, Default or Event of Default.

5.3 Conditions Solely for FCC’s Benefit

All conditions precedent to the obligation of FCC to make any Advance are imposed solely and exclusively for the benefit of FCC and no other Person will have standing to require satisfaction of such conditions or be entitled to assume that FCC will refuse to make any Advance available in the absence of strict compliance with any or all such conditions and no other Person will, under any circumstances, be deemed to be beneficiary of such conditions.

5.4 Langage

The parties have requested that this Agreement and all other Documents be drafted in English. Les parties ont requis que cette convention et tous les autres documents soient rédigés en anglais.

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Acceptance

If this Agreement is acceptable to you, please sign in the space indicated below and return it to us by March 28, 2013 (the "Loan Acceptance Date"), after which this Agreement shall be null and void (unless extended in writing by us). Each Borrower and Guarantor of a Loan must sign this Agreement in that capacity

Borrower

VILLAGE FARMS CANADA LIMITED PARTNERSHIP
by its general partner, Village Farms Canada GP Inc.,
by its authorized signatory

Per:

_______________________________________________
Authorized Signatory

Guarantors

VILLAGE FARMS INTERNATIONAL, INC.

Per:

_______________________________________________
Authorized Signatory

 VF OPERATIONS CANADA INC.

Per:

_______________________________________________
Authorized Signatory

 AGRO POWER DEVELOPMENT, INC.

Per:

_______________________________________________
Authorized Signatory

 VILLAGE FARMS, L.P.
 by its general partner, Village Farms of Delaware, L.L.C.,
 by its authorized signatory

Per:

_______________________________________________
Authorized Signatory

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VF U.S. HOLDINGS INC.

Per: ______________________
Authorized Signatory

VILLAGE FARMS OF DELAWARE, L.L.C.

Per: ______________________
Authorized Signatory

VILLAGE FARMS CANADA GP INC.

Per: ______________________
Authorized Signatory

FARM CREDIT CANADA

Per: ______________________
Name
Title

I/we have authority to bind the Corporation

Page 14 of 62

VF U.S. HOLDINGS INC.

Per: ____________________________
Authorized Signatory

VILLAGE FARMS OF DELAWARE, L.L.C.

Per: ____________________________
Authorized Signatory

VILLAGE FARMS CANADA GP INC.

Per: ____________________________
Authorized Signatory

FARM CREDIT CANADA

Per: ____________________________
Name Amit Varma
Title Sr. Relationship Manager

I/we have authority to bind the Corporation

Credit Agreement-LCD-10-02-2012

Page 14 of 62

27116.113474.IDL.8955371.14

Schedule A – Special Terms and Conditions

1. U.S. Dollar Loans

You agree that this Loan has been made in U.S. currency and must be repaid in U.S. currency.

You must give FCC written notice at least 3 business days prior to the date any advance is required.

Any prepayment, late payment, or unscheduled payment of this Loan whether voluntary or involuntary will result in a fee payable to FCC equivalent to all costs or losses incurred by FCC as a result of the prepayment, late payment, or unscheduled payment. These costs or losses, will be determined exclusively by FCC and could include foreign exchange losses, foreign currency costs, applicable fees required to change foreign exchange hedging contracts, FCC administrative costs, interest paid on U.S. currency held by FCC for application on a future scheduled payment date, loss of profit, lost interest-bearing days, interest differential and reinvestment or re-lending, and loss on account of funds borrowed, contracted for, or utilized to fund such portion, damages, penalties and expenses, and any other costs reasonably incurred by FCC as a result of the prepayment, late payment or unscheduled payment.

You agree that the initial Interest Rate applicable to this Loan will be Libor on the date of disbursement plus the Interest Spread in accordance with the Grid in section 1.2 above. Interest will be compounded semi-annually not in advance. The Interest Rate for this Loan will be adjusted on the first day of each May, August, November and February following the date of disbursement to be Libor on such day plus the applicable Interest Spread on such day. If the date for adjusting the Interest Rate falls on a weekend or statutory holiday in Canada or the United States, then the Libor used to establish the Interest Rate will be the Libor on the next business day. You will not be advised of any interest rate change, but can obtain the rate applicable to your loan by contacting your Account Manager. At the discretion of FCC, this Loan may be renewed on the Balance Due Date. Information on the current Libor rate is available on the Bloomberg Website located at www.bloomberg.com.

The terms of this Loan will be documented by this Credit Agreement. You authorize FCC, upon disbursement, to use the applicable 3 month U.S. dollar LIBOR rate to calculate and then apply the Interest Rate for purposes of this Credit Agreement.

Prepayments

This loan can be prepaid at any time on 2 Banking Days notice, subject to payment to FCC of any costs or losses as set out in the third paragraph of this Schedule A, provided that notwithstanding the second paragraph of this Schedule A, in relation to the prepayment fees, if you repay or prepay the Loan or any part thereof on a day other than the first day of February, May, August or November (each, a “LIBOR Calculation Date”), the costs or losses which you shall be responsible for shall be determined by FCC and shall be limited to the costs or losses suffered or incurred (but only for such losses or expenses suffered or incurred up to the next LIBOR Calculation Date), by reason of the liquidation or redeployment of deposits or other funds acquired by or howsoever deployed by FCC to effect or maintain such portion of the Loan being prepaid or any interest or other charges payable to lenders of funds borrowed by FCC in order to maintain such portion of the Loan being prepaid.

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Schedule B – Standard Terms and Conditions

6 Covenants of the Borrower

6.1 Affirmative Covenants

The Borrower covenants and agrees with FCC that until there is no Indebtedness outstanding, the Loan has been terminated, and FCC has no commitment or obligation hereunder:

(a) Payment of Principal, Interest and Expenses

The Borrower shall duly and punctually pay or cause to be paid to FCC, all moneys due to FCC under or by virtue of the Documents, whether principal, interest, fees or other expenses, at the times and places and in the manner provided for herein.

(b) Use of Funds

The Borrower will use and employ the funds received from FCC pursuant to this Credit Agreement solely for the purposes set forth in this Agreement or in the loan approval.

(c) Books and Records

The Borrower shall, and shall cause the Security Parties and each of its and their Subsidiaries, to maintain at all times, a system of accounting established and administered in accordance with the Accounting Standard, consistently applied and in accordance with sound business practices and shall therein make complete, true and correct entries of all dealings and transactions relating to its business. All Financial Statements furnished to FCC shall fairly present the financial condition and the results of the operations of the Borrower and each of its Subsidiaries or the other Security Parties and their Subsidiaries reported upon therein, and all other information, certificates, schedules, reports and other papers and data furnished to FCC will be accurate, complete and correct in all material respects determined, in respect of the Borrower and each other Security Party.

(d) Access and Information

The Borrower shall, and shall cause each of the Security Parties, to discuss and review with FCC and any of their authorized representatives any matters directly relevant to this Credit Agreement and relating to the business of the Security Parties or pertaining to all or any part of its or their properties as FCC may reasonably request, and each of them shall permit any authorized representative of FCC to visit, inspect and have access to its property and assets at any and all reasonable times during normal business hours, subject in any event and so long as there does not exist a Default or Event of Default to food safety regulations and protocol in respect of its real property facilities. The Borrower shall and shall cause each of the Security Parties to permit, at any and all reasonable times during normal business hours, FCC, and its authorized representatives, to examine all of its books of account, records, reports, documents, papers and data and to make copies and take extracts thereof, and to discuss respective business, affairs, finances and accounts with its and their executive officers, senior financial officers, accountants and other financial advisors.

(e) Notices

The Borrower shall promptly give notice to FCC of:

(1) any Default or Event of Default;

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(2) any notice of expropriation of any of the assets charged by any of the Security Documents;

(3) any claim, proceeding or litigation in respect of the Borrower or any other Security Party which does or may cause a MAE, whether or not any such claim, proceeding or litigation is covered by insurance;

(4) any violation of any law, statute, rule or regulation which could reasonably be expected to cause a MAE;

(5) any Lien other than Permitted Liens registered against any Collateral;

(6) any MAE;

(7) any default or alleged notice of default issued by the applicable landlords of the Presidio Leasehold Lands and Ward County Lands together with such details as are then required by FCC; and

(8) any default or alleged notice of default issued by the Borrower’s operating lender to the Borrower together with such details as are then required by FCC.

(f) Corporate Status and Qualification

The Borrower shall, and shall cause each of the other Security Parties to, at all times, preserve and maintain its existence and to preserve and maintain its qualification to do business where such qualification is necessary and diligently preserve and at all times renew or cause to be preserved and renewed all the rights, powers, privileges, franchises and goodwill owned by them and at all times comply with all laws applicable to it, if, in each case, failure to do so would result in a material adverse effect on the relevant Security Party.

(g) Conduct of Business

The Borrower shall, and shall cause each of the other Security Parties to, conduct its business in the ordinary course and not make any material adverse changes to its business and maintain and operate its properties and assets in a prudent manner and, subject to the terms hereof, take all necessary steps to maintain and preserve its assets and properties and its title thereto.

(h) Government Compliance

The Borrower shall, and shall cause each of the other Security Parties to, comply with all applicable laws, regulations, orders, restrictions and regulations of any Governmental Authority having jurisdiction and obtain and maintain in good standing all material licences, permits, quotas and approvals required (as and when same are, by law, required) from any and all Governmental Authorities, and ensure that its business and operations are at all times in compliance in all respects with all applicable laws, regulations, building codes, ordinances and zoning requirements, the non-compliance with which would have a material adverse effect on such Security Party.

(i) Security

The Borrower shall ensure that the Security Documents create at all times valid, enforceable and perfected charges and security interests on the assets purported to be charged thereby, ranking in priority to all other mortgages, charges, liens and security interests with the exception of Permitted Liens, the Operating Lender Security Interest and any other security interests which, according to the terms of this Credit Agreement, are allowed to rank pari passu with or senior to (in the case of the Operating Lender Security Interest) the charges created by the Security Documents.

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(j) Taxes

The Borrower shall, and shall cause each of the other Security Parties to, pay or cause to be paid all Taxes lawfully levied, assessed or imposed upon it or in respect of its property as and when the same shall become due and payable, and exhibit or cause to be exhibited to FCC when required, the receipts and vouchers establishing such payment, and duly observe and conform to all valid requirements of any Governmental Authority relative to its property or rights and relative to all covenants, terms and conditions upon or under which any such property or rights are held; provided, however, that it shall have the right to contest in good faith by appropriate and timely legal proceedings any such taxes or other amounts and, upon such contest, may delay or defer payment or discharge thereof if such contestation will involve no forfeiture of Collateral or the subordination of the charges created by the Security Documents to such taxes unless collateral or other security satisfactory to FCC have been deposited with FCC in respect thereof.

(k) Insurance

The Borrower shall, and shall cause each of the other Security Parties to, maintain or cause to be maintained with reputable insurers, over the insurable Collateral, coverage against risks of loss or damage to its properties, assets and business, (including fire and extended perils, public liability, and damage to property of third parties) of such types as are customary in the case of persons with established reputation engaged in the same or similar businesses, to the full insurable value of such properties and assets, such policies (except third party liability insurance) to contain standard mortgage clauses or other mortgage clauses satisfactory to FCC and shall, otherwise than in respect of damage to or destruction of leased assets, assets secured by Purchase Money Security Interests and such other assets as FCC may in writing agree to exclude, be assigned to and endorsed in favour of FCC, as first mortgagee and first loss payee subject to ranking pari passu with holders of debt secured by the same Collateral pursuant to any intercreditor agreement entered into by FCC with the holders of such debt. For greater certainty, the form of insurance that exists as at the date of this Agreement in respect of the insurable collateral is satisfactory to FCC.

(l) Repairs

The Borrower shall, and shall cause each of the other Security Parties to, at all times, make or cause to be made such expenditures, replacements, repairs, and maintenance as shall be necessary to maintain, preserve and keep at all times the Collateral in good repair, physical condition, working order and a state of good operating efficiency, as would a prudent owner of comparable property conducting a similar business.

(m) Environmental Compliance

The Borrower shall, and shall cause each of the other Security Parties to:

(1) use and operate all of its facilities and properties in compliance with all environmental laws, keep all necessary permits, approvals, certificates, licences and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all contaminants in compliance with all applicable environmental laws;

(2) immediately notify FCC and provide copies upon receipt of any written claim, complaint, notice or inquiry to the Security Party relating to the release of contaminants at any facility which would result in the Security Party being in material non-compliance with any environmental law; and

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(3) provide such information and certifications which FCC may reasonably and specifically request from time to time to evidence compliance with this section.

(n) Environmental Review

The Borrower shall permit or cause to be permitted, at any and all reasonable times during normal business hours, a representative of FCC to visit and inspect the premises and assets of each Security Party for the purposes of reviewing the environmental status thereof.

(o) Observance of Agreements, etc.

The Borrower shall, and shall cause each of the other Security Parties to, observe and perform in a timely fashion all of its Obligations, the failure of which to perform or observe would have a material adverse effect on such Security Party, and shall provide or cause to be provided to FCC copies of any written communications delivered to it by any of the other parties thereto alleging any default or threatening the exercise of any remedy thereunder.

(p) Rectification of Defaults by FCC

In the event that FCC receives any notice of default or breach by any Security Party of any term, covenant or condition in an agreement which default or breach, in the reasonable opinion of FCC, is likely to have a material adverse effect on the business or operations of such Security Party, or upon a material portion of the Collateral, the Borrower shall permit or cause to be permitted FCC to take any action as FCC in its reasonable opinion may deem necessary or desirable to rectify or prevent such default or breach notwithstanding that the existence of such default or breach or the nature or extent thereof may be questioned or denied by the Borrower or other Security Party, including the absolute and immediate right to enter onto the property of any Security Party or any part thereof to the extent that FCC deem necessary or desirable, but without taking possession thereof, to enable FCC to rectify or prevent any such default or breach, provided always that FCC shall not incur or be subject to any liability under any lease or contract by reason of having taken such action nor shall FCC have any obligation to take any action referred to in this subsection.

(q) Insurance Proceeds

Except for any further insurance proceeds arising from the May 31, 2012 storm (the “2012 Storm”) in Texas relating to business interruption only which shall not need to be remitted to FCC, any physical damage insurance proceeds arising from the damage or destruction of any assets of any Security Party shall be paid to FCC to be applied as a prepayment of Indebtedness owing under the Loan (and which for greater certainty shall include any additional physical damage insurance proceeds in respect of the 2012 Storm). FCC acknowledges that the Borrower may request that the physical damage insurance proceeds be utilized to rebuild damaged facilities (be they from the 2012 Storm or otherwise), and which request, if made, will be considered by FCC, without obligation.

6.2 Financial Statements and Other Information

Until there is no Indebtedness outstanding, the Loan has been terminated, and FCC has no commitment or obligation hereunder, the Borrower(s) and Guarantor(s) shall deliver to FCC annually within 90 days of the Borrower's fiscal year end:

(1) Consolidated Audited Financial Statements for the Borrower and Guarantors prepared by a Qualifying Accounting Firm, and which statements must include a balance, sheet, an income statement, a statement of retained earnings and a statement of changes in financial position, and must be prepared in accordance with IFRS applied on a basis consistent with the statements for the previous fiscal year;

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(2) Accountant or financial controller will provide an annual compliance letter for the FCC Loan in a form satisfactory to FCC for Covenants and Conditions accompanying the fiscal year end financial statement. Explanations are to be included for any non-compliance issues. For greater certainty, the form of compliance letter provided to date to FCC is in a form satisfactory to FCC;

(3) Annual budget and cash flow forecast including a detailed Capital Expenditure Budget of the following year to be supplied to FCC within 15 days of approval but not later than 90 days following the fiscal year-end and must be deemed acceptable to FCC. Any subsequent revisions to the budgets must be confirmed in writing and authorized by FCC before changes are implemented.

(4) Such additional financial statement and information as and when requested by FCC acting reasonably.

6.3 Financial Covenants

For as long as this Agreement is in force and any portion of the Loans(s) referred to in this Agreement remains unpaid, the Borrower and the Guarantors shall maintain the following financial covenants:

(1) Current ratio

The Borrower will not permit its Current Ratio to be less than:

1.10:1.00 for its 2013 fiscal year

1.25:1.00 for its 2014 fiscal year; and each fiscal year thereafter;

The Current Ratio is defined as Current Assets divided by Current Liabilities.

(2) Debt Service Coverage ratio

The Borrower will not permit its Debt Service Coverage Ratio to be less than: 1.50:1.00 for its 2013 fiscal year;

1.65:1.00 for its 2014 fiscal year;

1.75:1.00 for its 2015 fiscal year; and each fiscal year thereafter.

The Debt Service Coverage is defined as Earnings Before Interest, Taxes, Depreciation, Amortization (EBITDA) divided by Interest Expense and Current Portion of Long Term Debt (as has been customarily circulated and previously provided to FCC).

(3) Total Debt To Tangible Net Worth

The Borrower will not permit its Total Debt to Tangible Net Worth to exceed 3.00:1.00;

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(4) Debt to EBITDA

The Borrower will not permit its ratio of Debt to EBITDA to be greater than: 4.50:1.00 for its 2013 year; and

4.00:1.00 for its 2014 fiscal year and each fiscal year thereafter; EBITDA means the aggregate of the following:

• net income of Village Farms International, Inc. on a consolidated basis, including any business interruption insurance proceeds but excluding insurance proceeds for capital assets, and excluding asset and inventory write downs and incremental costs related to insurance recovery and cleanup of damage resulting from the May 31, 2012 hail storm in Marfa, Texas;

• adding back Bank charges for the month, on a consolidated basis;

• adding back expenses related to refinancing;

• adding back the amount of consolidated income tax expense;

• adding back the amount of depreciation expense incurred, on a consolidated basis;

• adding back the amount of amortization expense incurred, on a consolidated basis,

• In each case determined in accordance with IFRS on a consolidated basis, with the exception that the insurance proceeds on capital or fixed assets shall not be included in EBITDA which FCC acknowledges may not be in accordance with IFRS;

These financial covenants shall be measured annually, or more frequently as determined by FCC, if there exists an Event of Default. And for greater certainty, the calculation of these financial covenants shall be measured in the same manner as was presented by the Borrower to FCC and HSBC Bank Canada in the most recent compliance certificate delivered to them (as part of the existing loan requirements).

6.4 Negative Covenants

Until there is no Indebtedness outstanding, the Loan has been terminated, and FCC has no commitment or obligation hereunder, the Borrower will not, and will ensure that each of the Security Parties will not, without the prior written consent of FCC:

(a) No Amalgamation or Merger

Enter into any transaction (whether by way of amalgamation, merger, winding-up, consolidation, liquidation, dissolution, reorganization, transfer, sale, lease, or otherwise) whereby all or substantially all of its undertaking, properties, rights, or assets would become the property of any Person other than the Borrower excepting any transaction between Security Parties and provided that the Borrower has received the prior written consent of FCC;

(b) Change in Control of Borrower or Security Parties

Issue any shares in its capital stock or issue any limited partnership units (or securities convertible or exchangeable into any such shares) or any options to acquire shares or limited partnership units or permit any transfer or any change in the ownership or control of any such shares or limited partnership units (whether by sale, assignment, exchange, transfer, devise, bequest, amalgamation, reorganization, operation of law or otherwise) or take or permit any other action which would result in a Change in Control of the Borrower or any wholly-owned subsidiary or any of the Security Parties;

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(c) Environmental Damage

Cause or permit to be caused any environmental damage which would result in a MAE;

(d) Distributions

Declare or pay or make any Distributions, including any payment or repayment of principal, interest, fees or costs with respect to any subordinated debt if there exists any Default or Event of Default or the declaration or payment would cause there to exist a Default or an Event of Default;

(e) Material Change

Make any material change in the nature of its business taken as a whole;

(f) Fiscal Year End

Change its Financial Year end;

(g) Limitation on Liens

Permit the creation, assumption or existence of any Lien upon any assets of a Security Party or any Subsidiary of a Security Party now owned or hereafter acquired except for Permitted Liens and the Operating Lender Security Interest;

(h) Limitation on Investments

Make, directly or indirectly, any investment except an investment made by the Security Party or any Wholly-owned Subsidiary of such Security Party in assets to be used by it or such Wholly-owned Subsidiary to carry on its Core Business;

(i) Limitation on Sale of Assets

Except for the sale of inventory in the ordinary course of its business, permit the sale, assignment, lease or other disposal of all or any part of its business or property, whether now owned or hereafter acquired, provided however, that a Security Party and its Wholly-owned Subsidiaries may do so, so long as no Default or Event of Default then exists or would result therefrom and:

(1) the assets sold, leased or otherwise transferred are done so in the ordinary course of business or consist of surplus or obsolete buildings, machinery, equipment and inventory; or

(2) the assets are sold, leased or otherwise transferred by a Security Party to another Security Party; and

the assets sold, leased or otherwise transferred are done so for a consideration equal to at least the fair market value thereof and if such proceeds and are not utilized, within six (6) months, to acquire other assets for the Core Business operated by the Borrower, then such proceeds shall be applied as a reduction in the current amount owing under the Loan; provided that notwithstanding the foregoing, the sale proceeds of all or any part of the Real Property that is sold shall be applied as a prepayment of indebtedness owing under the Loan.

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(j) Creation of Subsidiaries

Not to create any subsidiary unless such subsidiary agrees to become a Security Party at FCC’s request;

(k) Acquisitions

Acquire or enter into any agreement to acquire any shares or other securities or any other interest in any Person or any assets of any Person unless:

(1) In the case of the acquisition of any shares, securities or other interest in any Person, the business of such Person is the same as the Core Business and in the case of acquisition of any assets of any Person, such assets are used and will continue to be used in the Core Business;

Before making any such acquisitions or entering into any such agreement, the Borrower shall have provided to FCC such pro forma financial information as FCC may require that shows that after such acquisition the Borrower and the Security Parties shall be in compliance with their respective covenants under the Documents for the four (4) fiscal quarters following the completion of such acquisition.

(l) Limitation on Financial Assistance

Make loans to or investments in, or provide guarantees or indemnities or otherwise give financial assistance to any Person, other than in the ordinary course of business or among any Security Party where the aggregate value of the loans, investments, guarantees or indemnities exceed CAD1,000,000;

(m) Alterations of Constating Documents

Alter (or allow the alteration of) its constating instruments (including in the case of the Borrower, the limited partnership agreement forming the Borrower and in the case of Village Farms L.P., the limited partnership agreement forming the Village Farms, L.P.) or its corporate organization;

(n) Share or Unit Changes

Change or allow any change to the beneficial ownership of a majority of its share or units as set forth in Schedule “G”;

(o) Funded Debt

Issue, grant, permit or incur any Funded Debt except for the Loan and an operating loan with the Operating Lender;

(p) Real Property Sales

Sell, transfer, assign, convey, lease or otherwise dispose of all or any part of either its legal or beneficial interest in any real property owned by it including the Real Property;

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(q) Nature of Business

Change the nature of its business (i.e. greenhouse operation and sale of assets arising therefrom) or expand the jurisdictions outside Canada, the United States or the Dominican Republic;

(r) Name Change

Change its name or the name of any Security Party without providing FCC with at least 30 days prior written notice along with such additional security or assumption agreements as FCC may reasonably require;

(s) Amending Existing Agreements

Amend, terminate or replace any agreement relating to the business carried on by it or the property, assets or undertaking used therein if to do so would have a MAE;

(t) Existing Leases

Amend in any material respect, terminate or surrender the existing leases of the Presidio Leasehold Lands or Ward County Lands; or

(u) Operating/Management Agreements

Enter into any operating or management agreement with respect to the operation and management of the business of any Security Party in whole or in part with a Person who is not an officer or holder of equity in a Security Party.

7 Demand and Acceleration

7.1 Events of Default

All Obligations and Indebtedness hereunder or pursuant to any other Document, whether any such Obligation or Indebtedness is absolute or contingent, matured and/or unmatured, shall, at the option of FCC, become immediately due and payable and the Security shall become immediately enforceable when any of the following events (each such event an “Event of Default”) occurs:

(a) Failure to Pay Principal

If the Borrower fails to make payment, within two (2) Banking Days when due of any principal amount of the Indebtedness of the Borrower to FCC;

(b) Failure to Pay Interest or Fees

If the Borrower fails to make payment, within five (5) days of when due of any interest or fee payable under this Agreement or any other Document;

(c) False Representations

If any representation or warranty made or given by any Security Party herein or in any Document is materially false or incorrect, or lacking in any material facts, at the time that it is made or given, so as to make it materially misleading;

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(d) Default in Covenants

If any Security Party fails in the observance or performance of any of the terms, conditions, provisions or covenants to be performed or observed by it hereunder or contained in any Document, and such Default shall have continued for a period of thirty (30) days after written notice thereof has been delivered to the Borrower by FCC, or is not capable of being cured within such notice period, in which case an Event of Default shall have occurred upon the breach of such covenant without the requirement of notice or lapse of time;

(e) Cross-Default

If the Borrower, or any Security Party shall default under or any other credit facility, loan or security agreement with FCC or with the Operating Lender or any other lender, under the Borrower’s operating loan with such lender;

(f) Voluntary Proceedings

If:

(1) any Security Party or any Wholly-owned Subsidiary of a Security Party ceases, or threatens to cease, to carry on a material portion of its business;

(2) any proceeding or filing is instituted or made by a Security Party or any Wholly-owned Subsidiary of a Security Party;

(1) seeking liquidation, winding-up, reorganization, arrangement, adjustment, compromise or composition of the Security Party or Wholly-owned Subsidiary’s debt under any law relating to bankruptcy, insolvency or relief of debtors (including without limitation the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada)) where such liquidation, winding-up, reorganization, arrangement, adjustment, compromise or composition affects any of its properties or assets; or

(2) seeking appointment of a receiver, trustee, liquidator, custodian or other similar official for the Security Party or any Wholly-owned Subsidiary where such appointment would affect any of the Security Party’s properties or assets; or

(3) If a Security Party or a Wholly-owned Subsidiary of a Security Party shall take any corporate action to authorize any of the actions set forth in this paragraph.

(g) Involuntary Proceedings

If any proceeding or filing is instituted or made against any Security Party or any Wholly- owned Subsidiary of a Security Party:

(1) seeking liquidation, winding-up, reorganization, arrangement, adjustment, compromise or composition under any law relating to bankruptcy, insolvency, reorganization or relief of debtors (including without limitation, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada)) where such relief, liquidation, winding- up, reorganization, arrangement, adjustment, compromise or composition affects any of the Borrower’s or any other Security Party’s or a Wholly Owned Subsidiary of a Security Party properties or assets; or

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(2) seeking appointment of a Receiver, trustee, liquidator, custodian or other similar official where such where such appointment would affect a material portion of the property or assets of a Security Party or a Wholly-owned Subsidiary of a Security Party;

unless the same is being contested actively and diligently in good faith by appropriate and timely proceedings, in a manner satisfactory to FCC in its discretion;

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(h) Appointment of Receiver

If a Receiver, liquidator, trustee, or other person or officer with like powers shall be appointed with respect to, or an encumbrancer shall take possession of, any material part of the properties or assets of a Security Party;

(i) Material Adverse Change In Risk

If in FCC’s opinion acting in good faith, there exists a MAE;

(j) Security

If any material provision of this Credit Agreement or any other Document is terminated or becomes illegal, invalid, prohibited or unenforceable in any relevant jurisdiction or any charge created by the Security Documents shall not rank in priority to all other Liens on the undertaking, property and assets of the Security Parties with the exception of Permitted Liens and any other security interests which, according to the terms of this Credit Agreement are allowed to rank pari passu with the charges created by Security Documents;

(k) Judgments

If any final judgement of any court of competent jurisdiction or any final decision of any Governmental Authority is made or entered against any Security Party or any Wholly-owned Subsidiary of a Security Party which, in the reasonable opinion of FCC, will have a material adverse affect on:

(i) a Security Party; or

(ii) the security created by the Security Documents.

(l) Execution, Distress

If any execution, sequestration, distress, or other similar process of any court shall become enforceable against a Security Party or any Wholly-owned Subsidiary of a Security Party having a value in any case of in excess of $100,000 USD;

(m) Change of Control

If there is a Change in Control of any Security Party without the prior written consent of FCC.

7.2 Rights Upon Event of Default

Upon the occurrence of an Event of Default, FCC and a Receiver, as applicable, will to the extent permitted by law have the following rights:

(a) Appointment of Receiver

FCC may by instrument in writing appoint any Person as a Receiver of all or any part of the Collateral. FCC may from time to time remove or replace a Receiver, or make application to any court of competent jurisdiction for the appointment of a Receiver. Any Receiver appointed by FCC will (for purposes relating to responsibility for the Receiver’s acts or omissions) be considered to be the Borrower’s or any other Security Party’s agent as the case may be. FCC may from time to time fix the Receiver’s remuneration and the Borrower will pay FCC the amount of such remuneration. FCC will not be liable to the Borrower or any Security Parties or any other Person in connection with appointing or not appointing a Receiver or in connection with the Receiver’s actions or omissions.

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(b) Dealings with the Collateral

FCC or a Receiver may take possession of all or any part of the Collateral and retain it for as long as FCC or the Receiver considers appropriate, receive any rents and profits from the Collateral, carry on (or concur in carrying on) all or any part of the Borrower’s or the Security Parties’ business or refrain from doing so, borrow on the security of the Collateral, repair the Collateral, process the Collateral, prepare the Collateral for sale, lease or other disposition, and sell or lease (or concur in selling or leasing) or otherwise dispose of the Collateral on such terms and conditions (including among other things by arrangement providing for deferred payment) as FCC or the Receiver considers appropriate. FCC or the Receiver may (without charge and to the exclusion of all other Persons including the Borrower and any Security Parties) enter upon any place of business of the Borrower or any Security Parties. Without limitation, FCC or Receiver may enter upon any such place of business for the purpose of exercising remedies in relation to the Collateral that is personal/movable property without taking control or possession of such place of business or being deemed to have done so.

(c) Realization

FCC or a Receiver may use, collect, sell, lease or otherwise dispose of, realize upon, release to any Security Party or other Persons and otherwise deal with, the Collateral in such manner, upon such terms (including among other things by arrangement providing for deferred payment) and at such times as FCC or the Receiver considers appropriate. FCC or the Receiver may make any sale, lease or other disposition of the Collateral in the name of and on behalf of any Security Party. In addition to the foregoing, the Receiver shall have all rights, powers and authorities granted to FCC or FCC under any Security as if all such rights, powers and authorities were set out and repeated herein, together with such additional rights, powers and authorities as may be necessary or desirable to enable FCC and the Receiver to effectively realize upon any Collateral. No such right, power or authority will be exclusive of or dependent upon or merge in any other right, power or authority and one or more of such rights, powers and authorities may be exercised independently or in combination from time to time.

(d) Application of Proceeds After Default

All Proceeds of Collateral received by FCC or a Receiver may be applied to discharge or satisfy any expenses (including among other things the Receiver’s remuneration and other expenses of enforcing FCC’s or any Lender’s rights under this Credit Agreement), Liens, borrowings, taxes and other outgoings affecting the Collateral or which are considered advisable by FCC or the Receiver to preserve, repair, process, maintain or enhance the Collateral or prepare it for sale, lease or other disposition, or to keep in good standing any Liens on the Collateral ranking in priority to any Lien created by the Security or to sell, lease or otherwise dispose of the Collateral. The balance of such Proceeds will be applied to the Obligations in such manner and at such times as FCC consider appropriate and thereafter will be accounted for as required by law.

7.3 Rights Under PPSA

Before and after an Event of Default, FCC or a Receiver will have, in addition to the rights specifically provided in this Credit Agreement, the rights of a secured party under the PPSA (and under the equivalent legislation of any other applicable jurisdiction) as well as the rights recognized at law and in equity.

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7.4 Deficiency

The Borrower and the other Security Parties will remain liable to FCC for payment of any Indebtedness that remains outstanding following realization of all or any parts of the Collateral.

7.5 FCC not Liable

Neither FCC nor any Receiver will be liable to any Security Party or any other Person for any failure or delay in exercising any of its rights under this Agreement or under any Security Document (including among other things any failure to take possession of, collect, or sell, lease or otherwise dispose of, any Collateral). Neither FCC, any Receiver or any agent of FCC (including, in Alberta, any sheriff) is required to take, or will have any liability for any failure to take or delay in taking, any steps necessary or advisable to preserve rights against other Persons under any Chattel Paper, Securities or Instrument (as those terms are respectively defined in the PPSA) in possession of FCC, a Receiver or their respective agents.

7.6 Remedies Cumulative

It is expressly understood and agreed that the rights and remedies of FCC under this Credit Agreement and the Security Documents are cumulative and are in addition to and not in substitution of any rights or remedies provided by law and any single or partial exercise by FCC of any right or remedy for a default or breach of any term, covenant, condition or agreement herein contained shall not be deemed to be a waiver of or to alter, affect, or prejudice any other right or remedy or other rights or remedies to which FCC may be lawfully entitled for the same default or breach, and any waiver by FCC of the strict observance, performance or compliance with any term, covenant, condition or agreement which contained and any indulgence granted by FCC shall be deemed not to be a waiver of any subsequent default. In the event that FCC shall have proceeded to enforce any such right, remedy or power contained therein or in the Security Documents and such proceedings shall have been discontinued or abandoned for any reason by written agreement between FCC and any Security Party, then in each such event such Security Party and FCC shall be restored to their former positions and the rights, remedies and powers of FCC shall continue as if no such proceedings have been taken.

8 Representations and Warranties

8.1 Representations and Warranties

The Borrower makes and gives the following representations and warranties to FCC, upon each of which FCC has relied in entering into this Credit Agreement, and each of which will be deemed to be repeated on each Advance:

(a) Incorporation and Corporate Power

Each of the Security Parties is duly incorporated, organized or formed pursuant to the laws of its organization or formation, is properly registered in every jurisdiction it does business and is current in all of its corporate filings, and has all necessary power and authority to own or lease its properties and assets and to carry on its business as now being conducted by it, and to authorize, create, execute, deliver and perform all of its respective obligations under the Documents to which it is party in accordance with their respective terms.

(b) Licences

Each Security Party has obtained all material licences, permits, registrations, and approvals necessary to own its properties and assets and to carry on its business in each jurisdiction in which it does so, except where the failure to do so would not have a MAE.

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(c) Due Authorization and No Conflict

Each Security Party has taken or has caused to be taken all necessary action to authorize the creation, execution, delivery and performance of this Credit Agreement, the other Documents and all other instruments contemplated hereunder and the borrowing of money hereunder, and no such action requires the consent or approval of any Governmental Authority or any other Person, nor is any such action in contravention of or in conflict with any applicable law, rule or regulation, or the articles, by-laws, partnership agreement or resolutions of directors, shareholders or partners or shareholders agreement of any Security Parties, or the provisions of any judgment, order, indenture, instrument, agreement or undertaking to which any Security Parties is a party, or by which its assets or properties are bound, except where the failure to do so would not have a MAE.

(d) Compliance with Law

None of the Security Parties is in violation of any terms of its articles of incorporation, amalgamation or formation, partnership agreement, by-laws, resolutions of directors, shareholders or partners, shareholders agreement, or any law, regulation, rule, order, judgment, writ, injunction, decree, determination or award, currently in effect and applicable to it, the violation of which would have a MAE in respect of such Security Party.

(e) Enforceability

Each of the Documents will, when executed and delivered, constitute legal, valid and binding obligations of each party thereto (other than FCC) enforceable against each such party in accordance with the terms thereof.

(f) Taxes

Each Security Party has filed all tax returns required to be filed by it with any Governmental Authority and has paid all Taxes which were due and payable and all assessments and reassessments, and all other Taxes, governmental charges, penalties, interest and fines due and payable by it on or before the date of this Credit Agreement, and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by it or the payment of any tax, governmental charges, penalties, interest or fines against it other than waivers of the normal reassessment period; there are no material actions, suits, proceedings, investigations or claims now threatened or pending against any of the Security Parties which, not resolved in favour of such Security Party, would result in a material liability of such Security Party, in respect of taxes, governmental charges, penalties, interest, fines, assessments and reassessments or any matters under discussion with any Governmental Authority relating to Taxes, governmental charges, penalties, interest, fines, or assessments and reassessments asserted by any such authority which, if not resolved in favour of such Security Party, would result in a material liability of such Security Party, and each Security Party has withheld from each payment to each of its present and former officers, directors, and employees the amount of all Taxes and other amounts, including, but not limited to, income tax and other deductions, required to be withheld therefrom, and has paid the same or will pay the same when due to the proper tax or other receiving officers within the time required under the applicable tax legislation.

(g) No Litigation

There are no actions, suits, proceedings, inquiries or investigations existing, pending or, to the knowledge of the Borrower, threatened against or adversely affecting any of the Security Parties in any court or before any federal, provincial, municipal or governmental department, commission, board, tribunal, bureau or agency, whether Canadian or foreign, or before any arbitrator, which might, if not resolved in favour of such Security Party, cause a MAE.

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(h) No Defaults or Events of Defaults

No Default or Event of Default has occurred and is continuing.

(i) Financial Statements

The Financial Statements of the Borrower which have been furnished to FCC have been duly prepared in accordance with the Accounting Standard and fairly present the financial condition and the results of the operations of the Borrower and its Subsidiaries as applicable, and disclose all liabilities, contingent, absolute or otherwise, required to be disclosed therein.

(j) Title

Each of the Security Parties has good and marketable title to all of its property and assets including, without limitation, the lands owned by it (including the Lands), other than property leased or licensed to it, free and clear of any Lien, subject only to Permitted Liens and no person has any agreement or right to acquire its interest in any of such properties, including leased or licensed properties, out of the ordinary course of business.

(k) Priority of Security

The Security Documents create assignments, fixed and specific mortgages and charges, floating charges, pledges, security interests or hypothecs, as applicable, on the undertaking, property and assets of each Security Parties purported to be mortgaged, hypothecated and charged thereby, and rank in priority, save and except as specifically agreed to by FCC, to all other registered Liens with the exceptions of Permitted Liens and any other Liens which, according to the terms of this Credit Agreement and the Priority Agreement, are allowed to rank pari passu with the security created pursuant to the Security Documents.

(l) Environmental Compliance

(1) All facilities and property owned or leased by the Security Parties including, without limitation, the lands pledged as security under the Documents have been maintained in material compliance with all environmental laws;

(2) there have been no past, and there are no pending and, to the best of the knowledge of the Borrower, there are no:

(1) written claims, complaints, notices of violation or requests for information received by any of the Security Parties or any of their Wholly-owned Subsidiaries from any Governmental Authority with respect to any alleged violation of any Environmental Law; or

(2) written complaints, notices or inquiries to any Security Parties regarding potential liability of any Security Party under any Environmental Law;

that, in any case, could reasonably be expected to have a MAE;

(3) to the knowledge of the Borrower, there have been no releases of contaminants at, on or under any property owned or leased by any of the Security Parties at any time while owned or leased by the Security Party that, singly or in the aggregate, have, or may reasonably be expected to have, a MAE;

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(4) each Security Party has been issued and is in material compliance with all permits, certificates, approvals, licences and other authorizations relating to environmental matters and required under any applicable Environmental Laws in connection with the operation of its business;

(5) no property now or previously owned or leased by any Security Party including, without limitation, the lands, is listed or, to the knowledge of any Security Party, proposed for listing on any publicly published and promulgated federal or provincial governmental list of sites requiring investigation or clean-up;

(6) to the knowledge of the Borrower, there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by any Security Party including, without limitation, the lands, that, singly or in the aggregate, have, or may reasonably be expected to have, a MAE;

(7) no Security Party has directly transported or directly arranged for the transportation of any Contaminant to any location, except in compliance with environmental laws;

(8) no property of any Security Party is the subject of federal, provincial or local enforcement actions or other investigations which may lead to claims against a Security Party or any Wholly-owned Subsidiary of a Security Party for any remedial work, damage to natural resources or personal injury; and

(9) to the knowledge of the Borrower, there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by any Security Party including, without limitation, the Real Property, that, singly or in the aggregate, have or may reasonably be expected to have, a MAE.

(m) Location of Chief Place of Business /Chief Executive Office/ Head / Registered Office

The chief place of business / chief executive office of each Security Party within the meaning of the PPSA and the head / registered office are the location indicated on the first page of this Credit Agreement.

(n) Wholly-owned Subsidiaries

As of the Closing Date, none of the Security Parties has any active Wholly-owned Subsidiaries other than the Security Parties and none has entered into any agreements for the acquisition or creation of any Wholly-owned Subsidiaries, (with the exception of Village Farms DR, S.R.L.).

(o) Employee Claims

There are no claims against any Security Party, brought by such Security Party’s employees, arising from salary or benefits, which would rank pari passu with, or prior to, the charges created pursuant to the Security Documents.

(p) Pension Plans

All pension and benefit plans maintained by the Security Parties, if any, are in good standing and no steps have been taken to terminate any such plan. All premiums, contributions and other amounts required to be paid or accrued under applicable law or any agreement have been paid or accrued as required.

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(q) Full Disclosure

None of the information and material delivered to FCC by or on behalf of any of the Security Parties contains any untrue statement of a material fact or has omitted a material fact necessary to make the statements contained therein not materially misleading, and all such statements, taken as a whole, together with this Credit Agreement, do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein not materially misleading. There is no fact which the Borrower has not disclosed to FCC in writing which causes there to exist a MAE.

(r) Organizational Chart

Schedule G is an accurate and complete organizational chart with respect to the Borrower and the Guarantors, its issued and outstanding shares or units and the beneficial ownership thereof.

8.2 Survival of Representations and Warranties

All representations and warranties of the Security Parties as set forth herein shall survive any advance of funds by FCC and shall continue until this Credit Agreement has been fully performed and all Indebtedness of the Borrower to FCC has been repaid and satisfied in full.

9 Change in Circumstances and Indemnities

9.1 Losses

The Borrower shall, from time to time, fully indemnify and hold FCC, and its directors, officers, employees and agents harmless from and against any and all costs, losses, expenses, damages or liabilities which such party may sustain or incur as a direct result of, without duplication:

(a) the failure of the Borrower to utilize the Loan in the manner specified herein (including if such failure was caused by the failure of the Borrower to meet all conditions precedent except those conditions which have been waived by FCC in writing);

(b) the failure of the Borrower to pay any sum on its due date or within any cure period whichever is later; or

(c) any Default or Event of Default.

Without prejudice to the generality of the foregoing, the foregoing indemnity shall extend to any loss, premium, penalty or expense which may be incurred by FCC in liquidating deposits from third parties acquired to make, maintain or fund an Advance or any part thereof or any amount due or to become due under this Credit Agreement.

9.2 Environmental Indemnity

(a) The Borrower shall at all times indemnify and hold FCC and its directors, officers, employees and agents harmless against and from any and all claims, liabilities, suits, actions, debts, damages, costs, losses, obligations, judgments, charges, and expenses, of any nature whatsoever suffered or incurred by any such party (including any reasonable costs and expenses of defending or denying same) whether upon realization of any security for the Loan, or as lender to the Borrower, or as successor to or assignee of any right or interest of the Borrower or any Security Party, or as a result of any order, investigation or action by any Governmental Authority relating to the Borrower or any Security Party or its business or assets, or as mortgagee in possession, or as successor-in-interest to the Borrower or any Security Party by foreclosure deed or deed in lieu of foreclosure, under or on account of any Environmental Law including, without limitation, the assertion of any lien thereunder, with respect to:

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(1) the release, discharge or emission of a Contaminant, the threat of the release, discharge or emission of any Contaminant, or the presence of any Contaminant;

(2) any costs of removal or remedial action incurred by any Governmental Authority or any costs incurred by any other Person or damages from injury to, destruction of, or loss of natural resources, including reasonable costs of assessing such injury, destruction or loss incurred pursuant to any Environmental Law;

(3) liability for personal injury or property damage arising under any statutory or common law tort theory, including, without limitation, damages assessed for the maintenance of a public or private nuisance or for the carrying on of a dangerous activity; or

(4) any other environmental matter within the jurisdiction of any Governmental Authority.

(b) The Borrower acknowledges that FCC has agreed to make the Loan available in reliance upon the Borrower’s indemnity in this paragraph. For this reason, it is the intention of the Borrower, and FCC that the provisions of this paragraph shall supersede any other provisions of this Credit Agreement or any other Document which might in any way limit the liability of the Borrower and that the Borrower shall be liable for any obligations arising under this paragraph even if the amount of liability incurred exceeds the amount of the Loan outstanding at any time, provided that the Borrower and FCC may enter into a mutually accepted agreement to limit such liability.

(c) This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Credit Agreement, shall give rise to a separate and independent cause of action, and shall apply irrespective of any indulgence granted by FCC from time to time. A separate action or actions may be brought and prosecuted against the Borrower in respect of this indemnity, whether or not any action is brought against any other person or whether or not any other person is joined in such action or actions.

9.3 Survival

The obligations of the Borrower under this paragraph shall survive the payment of all Advances and the cancellation or termination of the Loan.

10 Assignment and Participation

10.1 Benefit of Agreement

This Credit Agreement shall enure to the benefit of and be binding on the parties hereto, their respective successors and any permitted assignee or transferee of the parties’ rights or obligations hereunder.

10.2 Assignment by Borrower

This Credit Agreement shall be binding upon and enure to the benefit of the Borrower and its successors and permitted assigns, provided that neither the rights nor obligations of the Borrower hereunder may be assigned by it without the prior written consent of FCC which may be refused in the absolute discretion of FCC.

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10.3 Assignment by FCC

From time to time FCC may sell or assign all or any part of its rights under this Credit Agreement to a financial institution resident in Canada and FCC shall be released and discharged from its obligations hereunder to the extent it assigns all or any part of such rights. For the purposes of any such assignment FCC may disclose on a confidential basis to a potential assignee such information about any Security Parties as FCC may see fit. The Borrower agrees to execute and deliver, and to cause the other Security Parties to execute and deliver, at the request and expense of FCC, such deeds, documents, instruments, and assurances as FCC may reasonably request in connection with any such assignment.

11 Miscellaneous

11.1 Performance by FCC

If any Security Party fails to perform any of its obligations under any Document, FCC may, but shall not be obligated to, perform any or all such obligations, and all costs, charges, expenses, fees, outlays and premiums incurred by FCC in connection with such performance shall be payable by the Borrower forthwith upon demand by FCC and shall bear interest from the date incurred by FCC at the highest rate provided for herein, calculated and compounded monthly and payable on demand, with interest on overdue interest at the same rate. Any such performance by FCC shall not constitute a waiver by FCC of any right, power, or privilege under this Credit Agreement or any Document.

11.2 Non-Merger

The taking of a judgment or judgments (other than a final order of foreclosure) or any other action or dealing whatsoever by FCC in respect of any security created by the Security Documents shall not operate as a merger of any Indebtedness or liability of any Security Party or in any way suspend payment or affect or prejudice the rights, remedies and powers, legal or equitable, which FCC may have in connection with such liabilities, and the surrender, cancellation or any other dealings with any security for such liabilities shall not release or affect the liability of any Security Party hereunder or under any Security Document held by FCC.

11.3 Appropriation of Funds

The Borrower agrees that FCC may from time to time appropriate all monies realized by FCC from the enforcement of any Security Document on or towards the payment of the Indebtedness of the Borrower to FCC hereunder or such part thereof as FCC in their sole discretion may determine, and the Borrower shall have no right to require or enforce any appropriation inconsistent therewith, and FCC shall have the right to change the application of any such proceeds and re-apply the same to any part or parts of the Indebtedness as FCC may see fit notwithstanding any previous application.

11.4 Notice

(a) Any notice or other communication which may be or is required to be given or made pursuant to this Credit Agreement shall, unless otherwise expressly provided herein, be in writing and shall be deemed to have been sufficiently and effectively given if signed by or on behalf of the party giving notice and delivered or transmitted by telecopier to the party for which it is intended:

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(1) Communications sent to the Borrower shall be addressed to it at the address indicated on the first page of this Credit Agreement.

(2) Communications sent to FCC shall be addressed to it at:

Farm Credit Canada

Loan Administration Center

12040 149th Street NW, 2nd Floor

Edmonton, AB T5V 1P2

Fax No. (780) 495-5665

Any notice or communication which may or is required to be given or made shall be made or given as herein provided or to such other address or to such other officer as a party may from time to time advise the other parties hereto by notice in writing as aforesaid and shall not be deemed received until actual receipt thereof by the party to whom such notice is given except if sent by telecopier, in which case it shall be deemed received on the Banking Day next following the date of transmission.

11.5 Statements and Reports

Except as otherwise provided herein, all statements, reports, certificates, opinions, appraisals and other documents or information required to be furnished to FCC by the Borrower under this Credit Agreement shall be supplied by the Borrower without cost to FCC.

11.6 Approvals

Where in this Credit Agreement any matter is subject to the consent or approval of FCC, FCC will make a determination or assessment of the materiality of any event or circumstance, such consent, approval, determination or assessment shall be made in the sole and unfettered discretion of FCC, as the case may be, acting in good faith, unless otherwise expressly provided herein.

11.7 Invalidity of Provisions

Any provision of this Credit Agreement which is prohibited by the laws of jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition without invalidating the remaining terms and provisions hereof and no such invalidity shall affect the obligation of the Borrower to repay the Loan.

11.8 Governing Law

This Credit Agreement shall be construed, interpreted and performed in accordance with the laws of the Province of British Columbia and the applicable laws of Canada.

11.9 Time of Essence

Time is of the essence of this Credit Agreement, and any forbearance by FCC of the strict application of this provision shall not operate as a continuing or subsequent forbearance.

11.10 Further Assurances

The Borrower shall from time to time and at all times hereafter, upon every reasonable request of FCC, make, do, execute, and deliver or cause to be made, done, executed and delivered all such further acts, deeds, assurances and things as may be necessary in the opinion of FCC, acting reasonably, for implementing and carrying out the true intent and meaning of this Credit Agreement.

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11.11 Entire Agreement

This Credit Agreement contains the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants or undertakings made by FCC other than those set forth in the Documents. No amendment, modification, or termination of the Documents shall be effective unless made in writing and signed by the party intended to be bound thereby.

11.12 Conflict

In the event that there is any conflict or inconsistency between the provisions contained in this Credit Agreement and the provisions contained in any other Document, such that the conflicting or inconsistent provisions cannot reasonably co-exist, then the provisions of this Credit Agreement shall govern and shall override the provisions contained in such other Document.

11.13 No Third Party Beneficiaries

Subject to Article 11 hereof, this Credit Agreement shall be for the sole benefit of FCC and the Borrower, and is not for the benefit of any other person.

11.14 Counterparts

This Credit Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which when taken together constitute but one and the same agreement; any party may execute this Credit Agreement by signing any counterpart of it.

11.15 Relationship to Parties

The provisions contained in this Credit Agreement shall not create or be deemed to create any relationship as between the Borrower and FCC other than that of borrower and lender.

11.16 Amendments

This Credit Agreement may not be amended or modified in any respect except in accordance with the provisions hereof, however, the Borrower hereby agrees to make such amendments to this Credit Agreement as may be reasonably requested by FCC to facilitate the granting by FCC of participations or assignments, provided that no such amendment shall have the effect of increasing any costs payable by the Borrower hereunder or increasing the obligations of the Borrower hereunder.

11.17 Review

FCC shall conduct an annual review prior to June 30 of each year with respect to the Borrower, and any other matters related to this Credit Agreement as reasonably determined by FCC. The Borrower agrees to accept changes to the Credit Agreement including the terms of the Loan, the Security for the Loan and the Covenants of the Borrower requested by FCC and agrees to make, do, execute and deliver or cause to be made, done, executed and delivered, upon reasonable request of FCC, all such information, assurances and things as may be necessary in the opinion of each of FCC, acting reasonably, to satisfactorily complete the above referenced annual review.

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11.18 Confidentiality

FCC agrees to use reasonable efforts to ensure that any financial statement or other information relating to the business, assets or condition, financial or otherwise, of the Security Parties which may be delivered to FCC pursuant to this Credit Agreement which is not publicly filed or otherwise made available to the public generally (and which is not independently known to FCC) will, to the extent permitted by law, be treated confidentially by FCC and will not, except with the consent of the Borrower, be distributed or otherwise made available by FCC to any Person other than FCC’s employees, authorized agents, counsel or other representatives (provided such other representatives have agreed to keep all information confidential) required, in the reasonable opinion of FCC, to have such information. FCC is hereby authorized to deliver a copy of any financial statement or other information relating to the business, assets or financial condition of the Security Parties which may be furnished to it under this Credit Agreement or otherwise, to (i) any actual or potential participant or assignee provided notice thereof is given to the Borrower and the participant or assignee agrees to keep all such information confidential in accordance with the provisions hereof; (ii) any court, regulatory body or agency having jurisdiction over FCC pursuant to any court order requiring such information to be given by it, provided that where FCC receives such an order, FCC shall, to the extent it is reasonably able to do so and it is appropriate in the circumstances, advise the Borrower of the order prior to disclosing such information; and

(iii) any Affiliate of FCC required, in the reasonable opinion of FCC, to have such information such Affiliate agrees to keep all such information confidential in accordance with the provisions hereof.

11.19 Evidence of Debt

The Indebtedness of the Borrower under this Credit Agreement shall be evidenced by the records of FCC which shall constitute proof of such Indebtedness, absent manifest error.

11.20 Joint and Several Liability

In the event there is more than one person constituting the Borrower, all covenants, representations and warranties of the Borrower as contained in this Credit Agreement shall be deemed to be joint and several in favor of FCC.

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Schedule C – Definitions

In this Credit Agreement, unless the context otherwise requires, the following terms shall have the meaning set out below:

(1) “Accounting Standard” means International Financial Reporting Standards;

(2) “Advance” means an advance as permitted under this Credit Agreement, and “Advances” means all such advances as permitted under the Loan.

(3) “Affiliate” means with respect to any person, any person which, directly or indirectly, controls or is controlled by or is under common control with such person and for the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”) shall have the meaning set forth in the Canada Business Corporations Act as amended, revised, replaced or re-enacted from time to time;

(4) “Agreement” or “Credit Agreement” means this Credit Agreement and all Schedules hereto and includes all written amendments, modifications, supplements, restatements, renewals and replacements hereto from time to time;

(5) “Banking Day” means a day other than Saturday or Sunday, on which FCC’s corporate office in Regina, Saskatchewan, is open for normal business;

(6) “Canadian Real Property” means those lands set out in Schedule E;

(7) “Capital Expenditures” means any and all expenditures incurred in connection with the acquisition, whether by way of purchase, lease or otherwise, of capital property;

(8) “Change in Control” means:

(1) with respect to the Borrower, any change, direct or indirect, in the capital stock, units or beneficial interest, as the case may be, of the Borrower,;

(2) with respect to each of the Subsidiaries of the Borrower or any of the Guarantors any change, direct or indirect, which would result in the Borrower no longer controlling a Subsidiary;

(9) “Closing Date” means March 28, 2013;

(10) “Collateral” means any and all real and personal property now owned or hereafter acquired by the Borrower or any Security Party and all Proceeds thereof, including without limitation all real and property upon which FCC has, or is entitled to have, or may hereafter have, any Lien under or pursuant to any of the Security Documents;

(11) “Contaminant” means any pollutants, dangerous substances, liquid waste, industrial waste, hauled liquid waste, toxic substances, hazardous wastes, hazardous materials, hazardous substances or contaminants or other like substances or material regulated by any environmental law;

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(12) "Core Business" means agri-business including without limitation, businesses related to or ancillary to the agricultural and food processing industries and the current operations of the Security Parties and their Wholly-owned Subsidiaries;

(13) “Current Assets” means those assets which are determined to be current assets in accordance with IFRS;

(14) “Current Portion of Long Term Debt” means those debts which are determined to be long term debts in accordance with IFRS;

(15) “Current Liabilities” means those liabilities which are determined to be current liabilities in accordance with IFRS;

(16) “Debt” of any Person means, without duplication:

17.1 all debt for borrowed money of such Person, including obligations with respect to bankers’ acceptances, letters of credit and letters of guarantee;

17.2 all indebtedness of such Person for the deferred purchase price of property or services represented by a note or other evidence of indebtedness or other securities;

17.3 all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of a seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

17.4 all obligations under leases which, in accordance with GAAP, are recorded as capital leases, in respect of which such Person is liable as lessee;

17.5 the aggregate amount at which capital stock, limited partnership units or other equity interest in such Person which are redeemable or retractable at the option of the holder thereof may be retracted or redeemed; and

17.6 all debt for borrowed money or other obligation which could trigger an amount owing guaranteed by such Person,

and all renewals, extensions or refinancing thereof;

(17) “Distributions” means all dividends or other distributions to shareholders, partners or other person (including for greater certainty all management fees), redemptions or repurchases of shares or units or repayment of any shareholders, partners or trustees loans or any other like payment to shareholders, partners or trustees, whether made in cash or by transfer of property;

(18) ”Default” means any event or circumstance that with the passage of time or giving of notice to the Security Parties would be an Event of Default;

(19) ”Documents” means, collectively, this Agreement and the Security Documents;

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(20) “Environmental Activity” means any past, present or future activity, event or circumstance in respect of a contaminant, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or its release, escape, leaching, dispersal or migration into the natural environment, including the movement through or in the air, soil, surface water or groundwater;

(21) “Environmental Law” means any federal, provincial, state, municipal or local law, statute, regulation, treaty, order, judgment, decree, ordinance, official directive or authorization, relating to the environment, occupational health and safety, or any Environmental Activity;

(22) “Financial Year” means, with respect to any Security Party, the 12-month fiscal period on which such Security Party reports it annual financial results in accordance with the Accounting Standards;

(23) ”Funded Debt” means the sum of borrowed monies, capital leases, net negative mark to market of hedging contracts and obligations under guarantees;

(24) “Governmental Authority” means any nation, federal government, province, state, municipality or other political subdivision of any of the foregoing, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing;

(25) “IFRS” means the International Financial Reporting Standard as adopted and developed by the International Accounting Standards Board;

(26) “Indebtedness” means all debt and liabilities of the Borrower and the other Security Parties to FCC arising or incurred pursuant to this Credit Agreement or the other Documents whether present or future, direct or indirect, matured or not, absolute or contingent, including, without limitation, all principal, interest, fees, charges and expenses required to be paid by the Borrower and Security Parties hereunder or pursuant to the other Documents;

(27) “Interest Expense” means, with respect to any Person for any period, without duplication, the aggregate amount of interest and other financing charges expensed by such Person on account of such period with respect to its indebtedness, including interest, discount financing fees, commissions, discounts, the interest or time value of money component of costs related to factoring or securitizing receivables or monetizing inventory and other fees and charges payable with respect to letters of credit, letters of guarantee and bankers’ acceptance financing, standby fees, the interest component of capital leases and net payments (if any) pursuant to interest rate hedging arrangements, but excluding any amount, such as amortization of debt discount and expenses, that would qualify as depreciation expense and the amount reflected in net income for such period in respect of gains (or losses) attributable to translation of Financial Indebtedness from one currency to another currency, all as determined on a consolidated basis in accordance with IFRS.

(28) “Interest Rate Spread” means the percentage per annum above Libor applicable to each level in the Grid set out in Section 1.2;

(29) “Jeff Davis Lands” means those lands described as the Jeff Davis Lands set out in Schedule F;

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(30) “Libor” means, on any day, the rate of interest (rounded upwards if necessary to the nearest full multiple of one-sixteenth of one percent) at which FCC, in accordance with its normal practice, would be prepared to offer to leading banks on the London prime inter-bank market for delivery on the first day of a Libor Period, on a deposit of a comparable amount of United States dollars to be outstanding during such Libor Period, at or about 11:00 a.m. London, England local time, two Banking Days prior to the commencement of the Libor Period;

(31) “Libor Period” means, on any day, a period of 3 months;

(32) “Lien” means any mortgage, hypothec, title retention, prior claim, pledge, lien, right of set-off/compensation, charge, security interest or other encumbrance whatsoever, whether fixed or floating and howsoever created or arising;

(33) “MAE” means a material adverse effect on (i) the financial condition, business, property, assets, liabilities or condition of the Borrower or any of the Guarantors; or

(ii) the rights or remedies of FCC or the ability of the Borrower and Guarantors to perform their obligations to FCC under the Loan or to the Operating Lender under the credit agreement and/or facility letters governing the Borrower’s operating loan;

(34) “Materially” and “material” when used to qualify the impact or outcome of an event on the financial condition or business prospects of a Security Party, shall be determined on a consolidated basis and, if applicable, in accordance with the Accounting Standard;

(35) “Obligations” means all covenants, agreements, liabilities and obligations of the Borrower and the other Security Parties to FCC under or in connection with this Credit Agreement and the other Documents, including but not limited to all Indebtedness, whether arising from dealings between FCC and any Security Parties or from any other dealings or proceedings by which FCC may be or become in any manner whatever creditors of any Security Parties or any Subsidiaries under or in connection with this Credit Agreement and the other Documents and wherever incurred, and whether incurred by any Security Parties alone or with another or others and whether as principal or surety, and all interest, fees, legal and other costs, charges and expenses;

(36) “Operating Lender” means the lender that extends an operating loan or loans to the Borrower against the security of the Borrower’s inventory and accounts receivable which as at the date of this Agreement will be HSBC Bank Canada;

(37) “Operating Lender Security Interest” means the first priority Lien over the accounts receivable and inventory of any of the Borrower and Guarantors and the second priority Lien over all other personal property of the Borrower and the Guarantors, in favour of the Operating Lender (and for greater certainty, not any Liens over any of the Borrower and Guarantors’ real property, including the Real Property);

(38) “Permitted Liens” means, with respect to any property or asset of any Person, the following Liens:

(1) encumbrances, including, without limitation, easements, rights of way, encroachments, restrictive covenants, servitudes or other similar rights in land granted to or reserved by other Persons, rights of way for sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real / immovable properties which encumbrances, easements, servitudes, rights of way, other similar rights and restrictions do not in the aggregate materially detract from the value of the said properties or materially impair their use in the operation of the business of such Persons;

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(2) any right reserved to or vested in any Governmental Authority by the terms of any lease, licence, franchise, grant or permit acquired by such Person, or by any statutory provision to terminate any such lease, licence, franchise, grant or permit, or to require annual or other periodic payments as a condition of the continuance thereof;

(3) security or deposits given by such Person to a public utility or any Governmental Authority when required by such utility or Governmental Authority in connection with the operations of such Person and in the ordinary course of its business;

(4) reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown;

(5) any lien for taxes or assessments not yet due or being contested in good faith by appropriate proceedings and for which a reasonable reserve satisfactory to FCC has been provided;

(6) any carriers, warehousemen, contractors, subcontractors, suppliers, mechanics or material liens in respect of charges accruing in favour of any Person, so long as such charges are not yet due or are being contested in good faith by appropriate proceedings and for which a reasonable reserve satisfactory to FCC has been provided;

(7) undetermined or inchoate liens, privileges, hypothecs or charges incidental to current operations which have not at such time been filed (or are not required to be filed) pursuant to law against such person’s property or assets or which relate to obligations not due or delinquent;

(8) Purchase Money Liens; and

(9) any Lien created by any security referred to in this Agreement;

(39) “Person” or “person” includes an individual, a partnership, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof or any other entity whatsoever and the heirs, executors, administrators or other legal representatives of an individual;

(40) “PPSA” means the Personal Property Security Act applicable to the Borrower based on the Borrower’s location, as such legislation is amended, revised, replaced or re-enacted from time to time;

(41) “Presidio Leasehold Lands” means those lands described as the Presidio Leasehold Lands set out in Schedule F;

(42) “Presidio Fee Lands” means those lands described as the Presidio Fee Lands set out in Schedule F;

(43) “Proceeds” has the meaning given thereto in the PPSA;

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(44) “Purchase Money Lien” means any Lien on any asset, other than accounts receivable or inventory, of a Person which is assumed, created, guaranteed or reserved to secure the unpaid purchase price of such asset, interest thereon and proceeds in respect thereof, provided that any such Lien is limited to the asset so acquired;

(45) “Qualifying Accounting Firm” means any one of Pricewaterhouse Coopers, Deloitte Touche Tohmatsu Limited, KPMG LLP or Ernst & Young;

(46) “Real Property” means together the Canadian Real Property and the US Real Property;

(47) ”Receiver” means a receiver or a receiver and manager and includes, without limitation, an interim receiver under the Bankruptcy and Insolvency Act (Canada);

(48) “Required Notice” means a written notice from the Borrower to FCC pursuant to which the Borrower notifies FCC of the selected interest period for its borrowing under Libor, which Required Notice shall be given at least three Business Days or such shorter period as FCC may in writing agree prior to the date specified in the Required Notice for the designation of the term and which Required Notice shall be in such form and contain such information as FCC may require in accordance with its policies and procedures at the time;

(49) “Security Documents” means all mortgages, hypothecs, security agreements, pledges and charges executed by the Borrower or Security Party at the request of FCC, including any preexisting mortgages, Security Documents, pledges and charges, which are by their terms or the terms of this Credit Agreement intended to secure payment and performance of the Security Parties’ Obligations;

(50) “Security Parties” means, collectively, the Borrower and the other party or parties designated as Security Parties in section 1 of the Credit Agreement;

(51) “Subsidiary” means, with respect to any Person, any corporation controlled by such Person and for the purposes of this definition “control” (including with correlative meaning the term “controlled by”) shall have the same meaning as set forth in the Canada Business Corporations Act as amended, revised, replaced or re-enacted from time to time;

(52) “Tangible Net Worth” means

(i) paid up capital, retained earnings and any indebtedness owed by the Borrower to any of its shareholders or limited partners which has been assigned and postponed to FCC in a manner acceptable to FCC and its solicitors; and

(ii) excludes the value of goodwill and any intangible assets; and

“intangible assets” shall include, without limitation, any prepaid expenses, deferred charges, investments or advances to or other indebtedness owed by:

(i) any Affiliates of the Borrower;

(ii) any shareholders or limited partners of the Borrower; or

(iii) any Affiliates of any shareholders of the Borrower; or

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(53) “Taxes” means, with respect to any Person, for any particular period, all taxes, rates, levies, imposts, assessments, government fees, dues, stamp taxes, duties, ad valorem taxes or levies, charges to tax, fees, deductions, withholdings and similar impositions paid or payable, levied, collected, withheld or assessed by any Governmental Authority;

(54) “US Real Property” means those lands set out in Schedule F;

(55) “US Real Property Deeds of Trust” means the 4 deeds of trust being granted by Village Farms, L.P. to FCC charging the US Real Property, as set out in Section 2.1;

(56) “Ward County Lands” means those lands described as the Ward County Lands set out in Schedule F;

(57) “Wholly-owned Subsidiaries” means, with respect to any Person, Subsidiaries in respect of which such Person, directly or indirectly, owns 100% of all issued and outstanding capital stock in such Subsidiary; and

(58) “Year“ and “Month“ means a calendar year and month as the case may be.

1.1 Currency:

Unless otherwise expressly stated, all monetary amounts set out herein refer to the lawful money of Canada.

1.2 Words and Phrases

Where the context so requires, words importing the singular include the plural, and vice versa, and words importing gender include the masculine, feminine and neuter genders.

1.3 Headings and Table of Contents

The table of contents and the headings of all articles, sections and paragraphs herein are inserted for convenience of reference only and shall not affect the construction or interpretation of this Credit Agreement.

1.4 Accounting Practices

In the event of any change in Accounting Standards or practices used by a Security Party, including any change resulting from a change in Accounting Standards made after the Closing Date, or the adoption of International Financial Reporting Standards by such Security Party, which, in any material respect, changes, or results in a change in the method of calculation of, or has an impact on, any financial covenant, financial ratio, term or provision applicable to a Security Party, as determined by FCC acting reasonably, the Borrower and FCC (with the approval of FCC) will negotiate in good faith to revise (if applicable) such financial covenant, financial ratio, term or provision. If the Borrower and FCC are unable to agree upon revisions to such financial covenant, financial ratio, term or provision, the Borrower shall continue to provide Financial Statements, certificates and other information required under this Agreement in accordance with the Accounting Standard as they exist on the Closing Date and all financial covenants, financial ratios, terms and provisions shall be applied, calculated and interpreted in accordance with the Accounting Standard as they exist on the Closing Date.

1.5 Computation of Time Periods

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The computation of any time period referred to herein which is not a defined term shall exclude the day of the occurrence of the event to which the period relates and shall include the last day of such period. Unless otherwise specifically provided herein in the event that any time period referred to herein ends on a day which is not a Banking Day, such time period shall be deemed to end on the next following Banking Day.

1.6 Extended Meaning

A reference to any one or more of the parties to this Credit Agreement shall be deemed to be a reference to the respective successors and permitted assigns of such party, as the case may be.

1.7 Statutory References

References herein to any statute or any provision thereof includes such statute or provision thereof as amended, revised, re-enacted and/or consolidated from time to time and any successor statute thereto or other legislation in pari passu material therewith.

1.8 Certificates and Opinions, etc.

Whenever the delivery of a certificate or opinion is a condition precedent to the taking of any action by FCC under any Document, the truth and accuracy of the facts and opinions stated in such certificate or opinion shall in each case be conditions precedent to the right of the Borrower to have such action taken, and each statement of fact contained therein shall be deemed to be a representation and warranty of the Borrower for the purpose of this Credit Agreement. Whenever any certificate is to be delivered by the Borrower, such certificate shall be signed on behalf of the Borrower by a senior officer of the Borrower.

1.9 Determinations by Borrower

All provisions contained herein requiring the Borrower to make a determination or assessment of any event or circumstance or other matter to the best of its knowledge shall be deemed to require the Borrower to make all inquiries and investigations as may be necessary or reasonable in the circumstances before making any such determination or assessment.

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Schedule D – Fees

Loan processing Fees

(1) FCC acknowledges receipt of the non-refundable loan processing fee in the amount of $150,000USD.

Annual Review and Non-Compliance Risk Adjustment Fees:

(2) Annual Review and Non-Compliance Risk Adjustment Fees:

Annual review fee of $30,000USD to accompany annual provision of financial statements. Given the application fee of $150,000USD, we will not be collecting the annual review for the 2012 year end review, and deem it received as part of the application fee.

In the event the Borrower is at any time in a fiscal year not in compliance with the FCC Loan covenants, the Borrower will pay a minimum risk adjustment fee equal to up to 50 basis points (.50%) multiplied by the fiscal year end principal loan balance(s) under the FCC Loans to compensate for the higher than forecast risk and for nonperformance for the year just concluded. This payment is due not later than 90 days following the i.e. December 31, fiscal year end and is to accompany the Annual Certificate of Compliance for FCC Loan Covenants and Conditions. Note based on the proposed FCC exposure of $58,000,000USD, this fee would be up to $290,000 USD, such fee to be adjusted by FCC upon prepayment of the FCC Loans for any reason whatsoever.

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Schedule E – CANADIAN REAL PROPERTY

(“Canadian Real Property”)

4526 80th Street, Delta, BC and legally described as Parcel Identifier No. 024-579-254, Parcel 1 Except: Part Road Plan LMP50211; Section 32 Township 3 New Westminster District Plan LMP42884; and

4431 80th Street, Delta, BC legally described as Parcel Identifier No. 001-402-064, The South Half of the North East Quarter of Section 31 Township 3 Except: Firstly: Part included in a 5.16 acre portion shown on Reference Plan 8317, Secondly: Portion included in that part of the North Half of Section 31 shown on Expropriation Plan 7066; and Thirdly: Parcel D Reference Plan 38003 New Westminster District.

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Schedule F – U.S. REAL PROPERTY

(“Ward County Lands”)

SURFACE ESTATE ONLY IN AND TO BLOCK ONE (1}, TRACT (1), OF THE MONAHANS INDUSTRIAL SUBDIVISION NO. 7,to the City of Monahans, Ward County, Texas, according to a map or plat now of record in Volume 6, page 69, Plat Records in the Office of the County Clerk, Ward County, Texas and more particularly described by metes and bounds as follows, to-wit:

DESCRIPTION OF A 328.09 ACRE TRACT OF LAND BEING 286.60 ACRES OUT OF SECTION 80, BLOCK A, G&MMB&A RR CO SURVEY AND 40.49 ACRES OUT OF SECTION 81, BLOCK A,

G&MMB&A CO SURVEY, WARD COUNTY, TEXAS AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT A 1" IRON ROD FOUND IN THE NORTH RIGHT OF WAY OF THE UNION PACIFIC RAILROAD MAIN TRACK MARKING THE SOUTHWEST CORNER OF THE HOGG AND DERRICK SUBD. RECORDED IN VOL. 3, PAGE 2, PLAT RECORDS FOR THE SOUTHEAST CORNER OF THIS TRACT;

THENCE S 73 Deg. 30' W – WITH THE NORTH RIGHT OF WAY LINE OF THE UNION PACIFIC RAIL ROAD PASSING AT 2661.01 FT THE SOUTHWEST CORNER OF SAID SECTION 80 AND SOUTHEAST CORNER OF SECTION 81 AND CONTINUING IN ALL3255.68 FT. TO A 1/2" IRON PIN SET WITH CAP FOR THE SOUTHWEST CORNER OF THIS TACT;

THENCE N 12 Deg. 41' 07" W- 3697.05 FT. TO A 1/2" IRON PIN SET WITH CAP FOR THE NORTH WEST CORNER OF THIS TRACT;

THENCE N 56 Deg.26' 50" E- 3040.0 FT. WITH THE SOUTH LINE OF A CALICHE ROAD TO A 1/2" IRON PIN SET FOR A NORTHEASTERLY ANGLE POINT OF THIS TRACT;

THENCE N 85 Deg. 56' 53" E - 225.6 FT. TO A 1/2" IRON PIN SET IN THE WESTERLY LINE OF A PAVED ROAD TO THE CITY LAND FILL FOR AN ANGLE POINT OF THIS TRACT;

THENCE S 49 Deg. 30' 47" E- 694.34 FT. WITH THE WEST LINE OF SAID PAVED ROAD TO A 4" IRON PIPE FENCE CORNER POST AT THE GATE TO SAID PAVED ROAD FOR AN ANGLE POINT OF THIS TRACT;

THENCE S 49 Deg. 31' 10" E- 720.12 FT. TO A 1/2" IRON PIN SET WITH CAP A POINT IN THE WESTERLY RIGHT OF WAY OF LOOP ROAD 464 FOR AN ANGLE POINT OF THIS TRACT;

THENCE WITH A CURVE TO THE LEFT HAVING A RADIUS OF 1970.21 FT., AN ARC LENGTH OF 469.25 FT. AND CHORD OF S 42 Deg. 58’45” E 468.14 FT.TO A 1/2" IRON PIN SET WITH CAP AT THE END OF CURVE FOR AN ANGLE POINT OF THIS TRACT;

THENCE S 49 Deg. 39' 18" E- 341.46 FT. WITH THE WEST LINE OF LOOP ROAD 464 TO A 1/2" IRON PIN FOUND WITH CAP "HOWELL" IN THE NORTH LINE OF SAID HOGG AND DERRICK SUBDIVISION FOR A NORTHERLY NORTHEAST CORNER OF THIS TRACT;

THENCE S 73 Deg. 27' 58" W- 1283.12 FT. WITH THE NORTH LINE OF THE HOGG AND DERRICK SUBD.TO A 1/2" IRON PIN SET WITH CAP FOR AN INTERIOR CORNER OF THIS TRACT AND THE NORTHWEST CORNER OF THE SUBDIVISION;

THENCE S 16 Deg. 30' E 2640.0 FT. WITH THE WEST LINE OF HOGG AND DERRICK SUBDIVISION TO THE POINT OF BEGINNING AND CONTAINING 328.09 ACRES OF LAND MORE OR LESS.

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(“Presidio Leasehold Lands”)

A 155.72 acre tract of land out of Sections 249, 250, 251 and 252, Block Eight (8), G. H. & S. A. Ry. Co. Survey, located in Presidio County, Texas, as the same appears in the Metes and Bounds Description as follows:

FIELD NOTES DESCRIBING A 155.72 ACRE TRACT OF LAND, IN SECTIONS 249, 250, 251, AND 252, BLOCK 8, GH&SA RR COMPANY SURVEY, PRESIDIO COUNTY, TEXAS. THE 155.72 ACRE TRACT IS PART OF THE PROPERTY CONVEYED FROM DOROTHY GAGE FORKER, ET AL TO PRESIDIO COUNTY BY WARRANTY DEED RECORDED IN VOLUME 113, PAGE 223 AND FROM MRS. W.A. MIMMS, ET AL BY WARRANTY DEED RECORDED IN VOLUME 113, PAGE 221, DEED RECORDS. SAID 155.72 ACRE TRACT OF LAND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING at a 5/8 inch rebar set at the intersection of the West right-of-way line of State Highway 17, as marked on the ground, and the Southwest BRL of runway 12-30 of Marfa Municipal Airport, for the Northeast corner of this tract said BRL is parallel to and 390 feet Southwest of the centerline of said runway 12-30, whence a concrete highway right-of-way marker found in said right-of-way line bears North 17°15’36” East 1403.75 feet and a ½ inch iron pipe with an aluminum cap marked “Piper Surveying Company, 249, 250, 251 and 252, BLK 8, PLS 1974”, found at the common corner of Sections 249, 250, 251, and 252, Block 8, GH&SA RR Company Survey, Presidio County, Texas, bears South 70°45’24” West 1341.99 feet and from said found, ½ inch iron pipe a one inch iron pipe marked “SE150, NE153, NW249, SW252”, found in center of a rock mound, at the common corner of Sections 150, 153, 249, and 252, of Sections 150, 153, 249, and 252, said Block 8, bears South 89°58’53” West 5303.86 feet property for State Highway 17 conveyed from A.S. Gage Estate to State of Texas right-of-way recorded in Volume 113 Page 180 deed records, property in Section 250 and Section 251 said Block 8 conveyed from Dorothy Gage Forker, et al, to Presidio County by warranty deed recorded in Volume 113, Page 223 deed records, and property in Section 249 and Section 252 said Block 8, conveyed from Mrs. W.A. Mimms, et al, to Presidio County by warranty deed recorded in Volume 113, Page 221 deed records;

THENCE South 17°15’36” West with said West right-of-way line at 462.77 feet the common line of Section 251 and Section 250 said Block 8 and at 695.48 feet past a found concrete highway right-of-way marker, continuing for a total distance of 1047.62 feet to a six inch wood post, a fence corner at the Southeast corner of said airport, for the Southeast corner of this tract;

THENCE South 89°56’24” West with the South boundary line of said airport property and a wire fence line, at 955.19 feet the common line of said Section 250 and Section 249, continuing for a total distance of 4326.42 feet to a 5/8 inch rebar set at the intersection of said South boundary line and the Southeast BRL of runway 3-21 of said airport, for the Southwest corner of this tract, said BRL is parallel to and 265 feet Southeast of the projected centerline of said runway 3-21;

THENCE North 45’01’32” East with said BRL at 794.83 feet the common line of said Section 249 and Section 252, continuing for a total distance of 1148.62 feet to a 5/8 inch rebar set at the intersection of said BRL and the Southwest line of the protection zone of runway 3-21, for a corner of this tract;

THENCE South 44°58’28” East 85.0 feet with said protection zone Southwest line, to a 5/8 inch rebar set at the South corner of said protection zone, for an interior corner of this tract;

THENCE North 39°18’53” East 854.25 feet with the Southeast line of said protection zone to a 5/8 inch rebar set at the intersection of said protection zone Southeast line and said BRL, for a corner of this tract;

THENCE North 45°01’32” East 312.24 feet with said BRL to a 5/8 inch rebar set at a BRL corner, being 65.5 feet Southwest of the centerline of taxiway entering said runway 3-21, for a corner of this tract;

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THENCE South 89°59’14” East 424.65 feet with said BRL to a 5/8 inch rebar set at a BRL corner for a corner of this tract;

THENCE North 45°00’01” East 1269.14 feet with said BRL to a 5/8 inch rebar set at a BRL corner for a corner of this tract;

THENCE South 89°59’35” East 155.54 feet with said BRL to a 5/8 inch rebar set at a BRL corner for a corner of this tract;

THENCE South 44°59’11” East with said BRL being parallel to and 390 feet Southwest of the centerline of runway 12-30 of said airport, at 371.13 feet the common line of said Section 252 and Section 251, continuing for a total distance of 2157.03 feet to the “Point of Beginning”.

CONTAINING 39.74 acres in Section 249, 13.37 acres in Section 250, 30.51 acres in Section 251, and 72.10 acres in Section 252, for a total of 155.72 acres, more or less.

Bearings Based: Record bearing (South 00°18’ West) along the West boundary line of Section 252, Block 8, GH&SA RR Company Survey, Presidio County, Texas, found markers.

(“Presidio Fee Lands”)

A tract of land being 974.82 acres out of Surveys 153, 154, 248, 249 and 250 lying west of Highway 17, Presidio County, Texas, being more particularly described as follows:

BEGINNING at a 1” iron rod and rock mound found for the common corner of Surveys 150, 153, 249 and 252, said Block 8;

THENCE South 87deg.15’14” East 1729.06 feet to a 3/4” pipe found in a fence line in the West line of the Marfa Airport Tract described in Vol. 113, P. 221, Deed Records;

THENCE South 2deg.42’09” West 561.68 feet to a fence corner post found for the Southwest corner of said Airport Tract;

THENCE South 87deg.17’40” East with an existing fence line along the South line of said Airport Tract, at 204.5 feet pass a 5/8” iron rod found for the Southwest corner of a 155.72 acre tract described in Vol. 303, P. 153, Deed Records, at 3578.12 feet pass a point in the East line of said Survey 249 and the West line of said Survey 250, 4530.92 feet in all to a fence corner post found in the West Right-of-Way of Highway 17 described in Vol. 113, P. 180 and Vol. 113, P. 176, Deed Records, for the Southeast corner of said 155.72 acre tract, the Northeast corner of a 32.86 acre tract described in Vol. 113, P. 193, Deed Records, and the Northeast corner of this tract;

THENCE South 20deg.01’40” West with the West Right-of-Way of said Highway 17, at 3147.22 feet pass a point in the West line of said Survey 250 AND THE East line of said Survey 249, at 4941.90 feet pass a point in the South line of said Survey 249 and the North line of said Survey 248, 8441.58 feet in all to a 1/2” iron rod and cap marked “WALKER 4425” set for the Southeast corner of this tract;

THENCE North 87deg.18’ West 3652.08 feet to a 1/2” iron rod and cap marked “WALKER 4425” set in an existing fence line for the Southwest corner of this tract;

THENCE North 19deg.59’ West with said existing fence line, at 137.9 feet pass a point in the West line of said Survey 248 and the East line of said Survey 154, 353.85 feet in all to a fence angle post;

THENCE North 0deg.38’00” West 2582.28 feet with said existing fence line to a 1/2” iron rod and cap marked “WALKER 4425” set;

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THENCE South 87deg.20’ East, at 231.84 feet pass a point in the East line of said Survey 154 and the West line of said Survey 248, 695.10 feet in all to a 1/2” iron rod and cap marked “WALKER 4425” set;

THENCE North 2deg.40’ East, at 436.50 feet pass a point in the North line of said Survey 248 and the South line of said Survey 249, 600.00 feet in all to a 1/2” iron rod and cap marked “WALKER 4425” set;

THENCE North 43deg.44’06” West, at 178.00 feet pass a corner of an existing fence line, 645.34 feet in all to a fence angle post in the West line of said Survey 249 and the East line of said Survey 153;

THENCE North 2deg.30’17” East 1756.43 feet with said existing fence line to a fence angle post;

THENCE North 17deg.41’33” West with said existing fence line, at 20.0 feet pass a point in the West line of said Survey 249 and the East line of said Survey 153, 2011.64 feet in all to a fence angle post;

THENCE North 3deg.21’51” West 1030.02 feet with said existing fence line to a fence corner post found in the South line of Survey 150 and the North line of said Survey 153 for the Northwest corner of this tract;

THENCE South 87deg.32’ East 781.58 feet with the North line of said Survey 153 to the point of beginning.

(“Jeff Davis Lands”)

TRACT 1:

A 202.00 ACRE TRACT OF LAND OUT OF SECTIONS 12 AND 13, BLOCK 2, H. & T.C.RY.CO. SURVEY; SECTION 2, BLOCK E, SCRAP FILE #14443, J.W. ESPY SURVEY; SECTIONS 1 AND 18, BLOCK 1, H. & T.C.RY.CO. SURVEY, JEFF DAVIS COUNTY, TEXAS, AS MORE PARTICULARLY DESCRIBED IN A METES AND BOUNDS DESCRIPTION ATTACHED HERETO AS EXHIBIT “A” DATED JANUARY 24, 1996, PREPARED BY JOHN SPANGEL, R.P.L.S. NO 4761, AS FOLLOWS:

SAVE AND EXCEPT:

AN 87.88 TOTAL ACRE TRACT OF LAND OUT OF A 202.00 TRACT DESCRIBED IN VOL. 153, P.487, DEED RECORDS, BEING 38.67 ACRES OUT OF SURVEY 1 AND 37.44 ACRES OUT OF SURVEY 18, BLOCK 1, T.& P.RY CO., SURVEYS, 4.51 ACRES OUT OF SURVEY 12, BLOCK 2, H.& T.C.RY.CO.

SURVEYS, AND 7.26 ACRES OUT OF SURVEY 2, BLOCK E.SF 14443, J.W.ESPY, JEFF DAVIS COUNTY, TEXAS. SAID 87.88 ACRE TRACT BEING MORE PARTICULARLY DESCRIBED IN A METES AND BOUNDS DESCRIPTION DATED FEBRUARV 24, 2009, ATTACHED HERETO AS EXHIBIT “B” AND AS SHOWN ON PLAT ATTACHED HERETO AS EXHIBIT "D" DATED OCTOBER 22, 10, BOTH PREPARED BY STEVEN F. WALKER, R.P.L.S. #4425, SAID EXHIBITS ARE ATTACHED HERETO AND MADE A PART HEREOF FOR ALL PURPOSES;

AND A 0.69 ACRE TRACT OF LAND OUT OF A 202.00 ACRE TRACT DESCRIBED IN VOL 153, P, 487, DEED RECORDS, AND BEING OUT OF SURVEY 12, BLOCK 2, H. & T.C.RY.CO. SURVEY, JEFF DAVIS COUNTY, TEXAS. SAID 0.69ACRE TRACT BEING MORE PARTICULARLY DESCRIBED IN A METES AND BOUNDS DESCRIPTION DATED FEBRUARY 24,2009, ATTACHED HERETO AS EXHIBIT “C” AND AS SHOWN ON PLAT ATTACHED HERETO EXHIBIT “D” DATED OCTOBER 22, 2010, BOTH PREPARED BY STEVEN F.WALKER, R.P.L.S. #4425, SAID EXHIBITS ARE ATTACHED HERETO AND MADE APART HEREOF FOR ALL PURPOSES.

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TRACT 2:

TRACT CONTAINING 80.0 TOTAL ACRES, BEING 19.85 ACRES OUT OF SECTION 18, BLOCK 1, T.& P.RY.CO. SURVEYS, 49.48 ACRES OUT OF SECTION 13, BLOCK 2,H.& T. C. RY.CO, SURVEY AND 10.86 ACRES OUT OF SECTION 2, BLOCK E, SF 14443, J.W.ESPY, JEFF DAVIS COUNTY, TEXAS, SAID 80.0 ACRE TRACT MORE PARTICULARLY DESCRIBED IN A METES AND BOUNDS DESCRIPTION ATTACHED HERETO AS EXHIBIT “E” AND AS SHOWN ON PLAT OF THE SURVEY ATTACHED HERETO AS EXHIBIT "F" DATED DECEMBER 16, 2010, PREPARED BY STEVEN F.WALKER.R.P.L.S. NO.4425, SAID EXHIBITS ARE ATTACHED HERETO AND MADE APART HEREOF FOR ALL PURPOSES.

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EXHIBIT A

METES AND BOUNDS DESCRIPTION of a survey of a 202.0 acre tract of land out of Survey 12 (Partition Deed, Vol. 61, Pg. 295-303) and Survey 13, (W.D., Vol. 70, Pg. 512 - 513), H. & T.C. Ry. Co. Block 2; Survey 2, Block E - S.F. 14443, J.W. Espy (W.D., Vol. 70, Pg. 506): and Surveys 1 and 18, T. & P. Ry. Co. Block 1 (Partition Deed, Vol. 61, Pg.295-303); Jeff Davis County, Texas. Said 202.0 acre tract of land being more particularly described as follows:

BEGINNING at a 5/8-inch rebar with cap marked “SPANGEL RPLS 4761” set in a fence line and in the West right-of-way line of State Highway 17 (Right-of-Way Easement, Vol. 47, Pg. 235) and from which a rock mound of three large, partially buried rocks found in the East line of the hereinbefore cited Survey 2, Block E - S.F. 14443, J.W. Espy to mark the West common corner of Surveys 13 and 24 of said H. & T.C. Ry. Co. Block 2 bears South 19°13’11” West 4361.38 feet;

THENCE North 69°34’ West, at 1563.61 feet the common line of said Survey 2, Block E - S.F. 14443, J.W. Espy and said Survey 13, Block 2 at a point from which the hereinbefore cited rock mound of three large, partially buried rocks bears South 00°21’44” East 4664.84 feet and a set 60d nail in a partially buried rock mound found in the East line of said Survey 2, Block E - S.F. 14443, J.W. Espy to mark the West common corner of the hereinbefore cited Surveys 12 and 13, H. & T.C. Ry. Co. Block 2 bears North 00°21’44” West 615.92 feet, on in all 1800.46 feet to a 5/8 inch rebar with cap marked “SPANGEL RPLS 4761” set to mark a corner of this tract;

THENCE South 20°26’ West at 26.52 feet the West line of said Survey 2, Block E - S.F. 14443, J.W. Espy and the East line of the hereinbefore cited Survey 18, Block 1, T. & P. Ry. Co. at a point from which a 2-inch pipe found in the West line of said Survey 2, Block E - S.F. 14443, J.W. Espy to mark the East common corner of Surveys 18 and 19 of said T. & P. Ry. Co. Block 1 bears South 00°22’36” East 4636.81 feet and another 2-inch pipe found in the West line of said Survey 2, Block E - S.F. 14443, J.W. Espy to mark the East common corner of the hereinbefore cited Surveys 1 and 18, T. & P. Ry. Co. Block 1 bears North 00°22’36” West 636.48 feet, on in all 551.78 feet to a 5/8 inch rebar with cap marked “SPANGEL RPLS 4761” set to mark a corner of this tract;

THENCE North 69°34’ West 2208.69 feet to a 5/8 inch rebar with cap marked “SPANGEL RPLS 4761” set to mark the most Westerly corner of this tract;

THENCE North 39°00’ East, at 443.35 feet the common line of said Surveys 1 and 18 T. & P. Ry. Co. Block 1, on in all 1793.34 feet to a 5/8 inch rebar with cap marked “SPANGEL RPLS 4761” set to mark the Northwest corner of this tract;

THENCE North 82°40’ East, at 1121.76 feet the common line of said Survey 1, T. & P. Ry. Co. Block 1 and said Survey 2, Block E - S.F. 14443, J.W. Espy, at a point from which the hereinbefore cited 2-inch pipe found in the West line of said Survey 2, Block E - S.F. 14443, J.W. Espy to mark the East common corner of said Surveys 1 and 18, T. & P. Ry. Co. Block 1 bears South 00°22’36” East 1179.32 feet, at 1354.77 feet the common line of said Survey 2, Block E - S.F. 14443, J.W. Espy and the hereinbefore cited Survey 12, H. & T.C. Ry. Co. Block 2 at a point from which the hereinbefore cited set 60d nail in a partially buried rock mound found in the East line of said Survey 2, Block E - S.F. 14443, J.W. Espy to mark the West common corner of said Surveys 12 and 13, H. & T.C. Ry. Co. Block 2 bears South 00°21’44” East 1287.46 feet on in all 3688.43 feet to a 5/8 inch rebar with cap marked “SPANGEL RPLS 4761” set to mark the most Northerly corner of this tract;

THENCE South 63°29’55” East 161.47 feet to a 5/8 inch rebar with cap marked “SPANGEL RPLS 4761” set to mark a corner of this tract;

THENCE South 26°30’05” West 210.45 feet to a 5/8 inch rebar with cap marked “SPANGEL RPLS 4761” set to mark a corner of this tract;

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THENCE South 63°29’55” East 315.00 feet to a 5/8 inch rebar with cap marked “SPANGEL RPLS 4761” set in a fence line and in the hereinbefore cited West right-of- way line of State Highway 17 (Vol. 47, Pg. 235) to mark a corner of this tract and from which a large stone on its end in ground with two other large stones by its side marking the common corner of Surveys 1, 2, 11, and 12 of said H. & T.C. Ry. Co. Block 2 bears North 32°15’53” East 4883.79 feet;

THENCE South 26°30’05” West, with the said West right-of-way line of said State Highway 17, at 1308.89 feet a 5/8 inch rebar with cap marked “SPANGEL RPLS 4761” set in the hereinbefore cited fence line and in the common line of said Surveys 12 and 13, H. & T.C. Ry. Co. Block 2, on in all 2621.61 feet to THE POINT OF BEGINNING and containing 78.07 acres in said Survey 12, H. & T.C. Ry. Co. Block 2,

37.96 acres in said Survey 13, H. & T.C. Ry. Co. Block 2, 9.79 acres in said Survey 2, Block E - S.F. 14443, J.W. Espy 37.51 acres in said Survey 18, T. & P. Ry. Co. Block 1 and 38.67 in said Survey 1, T. & P. Ry. Co. Block 1 for a total of 202.0 acres.

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EXHIBIT B

Metes and bounds description of an 87.88 total acre tract of land out of a 202.0 acre tract described in Vol. 153, P. 487, Deed Records, being 38.67 acres out of Survey 1 and 37.44 acres out of Survey 18, Block 1, T&P. Ry.Co. Surveys, 4.51 acres out of Survey 12, Block 2, H. & T. C. Ry. Co. Surveys and 7.26 acres out of Survey 2, Block E, SF 14443, J.P. Espy, Jeff Davis County, Texas, said 87.86 acre tract being more particularly described as follows:

BEGINNING at 5/6” iron rod and cap marked “SPANAGEL RPLS 4761” FOUND AT A FENCE CORNER FOR THE Southwest corner of a 202.0 acre tract described in Vol. 153, P. 487, Deed Records, and the Southwest corner of this tract;

THENCE North 39 deg, 00’ East, at 443.35 feet past the North line of said Survey 18 and the South line of said Survey 1, 1793.34 feet in all to a 5/8” iron rod and cap marked “SPANAGEL RPLS 4761” found at a fence corner for the Northwest corner of said 202.0 acre tract and the Northwest corner of this tract;

THENCE North 82deg. 40’ East with a fence line along the North line of said 202.0 acre tract, at 1121.76 feet pass the East line of said Survey 1, T.&P. Ry. Co. Block 1, and the West line of said Survey 2, Block E, at 1354.77 feet pass the East line of said Survey 2, Block E, and the West line of said Survey 12, H. & T. C. Ry. Co. Block 2, 1587.0 feet in all to a fence corner post found for the Northeast corner of this tract;

THENCE South 6deg. 53’ East 402.10 feet with an existing fence line to a fence angle;

THENCE South 2deg. 48’ West with said existing fence, at 764.81 feet pass the West line of said Survey 12, Block 2, and the East line of said Survey 2, Block E, at 1404.38 feet pass the West line of said Survey 2, Block E, and the East line of said Survey 16, Block 1, 1530.29 feet in all to a fence corner post;

THENCE South 69deg. 34’ East 58.6 feet to a 5/8” iron rod and cap marked “SPANAGEL RPLS 4761” found at a fence corner for a corner of said 202.0 acre tract;

THENCE South 20deg.26’ West 551.78 feet to 5/8” iron rod and cap marked “SPANAGEL RPLS 4761” found at a fence corner for a corner of said 202.0 acre tract and the Southeast corner of this tract;

THENCE North 69deg.34’ West 2208.69 feet to the point of beginning.

Bearings are based on the record North line of 202.0 acre tract.

A plat of this survey accompanies this description.

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EXHIBIT C

Metes and bounds description of a 0.68 acre tract of land out of a 202.0 acre tract described in Vol. 153 P 487 Deed Records and being out of Survey 12, Block 2 H. & T. C. Ry. Co. – Surveys Jeff Davis County Texas ___ 0.69 acre track being more particularly described as follows:

BEGINNING at ___ 57 ___ rod and cap packed SPANAGEL RPLS 4761 found at a fence corner for the northeast corner of said 202.0 acre tract and the Northeast corner of this tract.

THENCE South 63 deg 79 55 East 161 ___ of iron rod and can marked SPANAGEL RPLS 4761 found at a fence corner for a corner of said 202.0 acre tract.

THENCE South 26 deg 30 05 West 210.45 feet to a 5/8 iron rod and cap marked SPANAGEL RPLS 4761 found at a fence corner for a corner of said 202.0 acre tract and the South corner of this tract.

THENCE North 31 deg 10 West 289.40 feet to an iron rod and can marked WALKER 4425 set in a fence line along the North line to a fence 202.0 acre tract for the Northwest corner of this tract.

THENCE North 82 deg 40 East 100.0 feet to the point of beginning.

Bearings are based on the record North line of the 202.0 acre tract.

A plat of this survey accompanies this description.

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EXHIBIT D

REDUCED FOR EXHIBIT ONLY

PLAT of surveys made in Surveys 12 and 13, Block 2, H.& T.C. Ry. Co. Surveys, Survey 2, Block E (SF 14443, J. W. Espy) and Surveys 1 and 18, T.& P. Ry. Co. Block 1, Jeff Davis County, Texas

J. W. Espy
SF 14443
20.0
38.67 ac.
87.88 ac
4.51 ac.
1.26 ac.
0.69 ac.
Sur. 1
Sur. 18
37.44 ac.
H. & T. C.
Ry. Co.
Blk. 2
Sur. 12
Sur. 13
T.& P.
Block 1
Ry. Co.
Block E
SCALE: 1"= 600'

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27116.113474.IDL.895371.14

EXHIBIT E

Metes and bounds description of an 80.0 total acre tract of land, being 19.65 acres out of Survey 18, Block 1, T. & P. Ry. Co. Surveys, 49.48 acres out of Survey 13, Block 2, H. & T. C. Ry. Co. Surveys, and 10.86 acres out of Survey 2, Block E, SF 14443, J. W. Espy, Jeff Davis County, Texas, said 80.0 acre tract being more particularly described as follows:

BEGINNING at a 5/8” iron rod and cap marked “SPANAGEL RPLS 4761” found at a fence corner in the West Right-of-Way of Highway 17 for the Southeast corner of a 202.0 acre tract described in Vol. 153, p. 487, Deed Records, and the Northeast corner of this tract;

THENCE South 26deg. 30’05” West 2043.31 feet with the West Right-of-Way of said Highway 17 to a 1/3” iron rod and cap marked “WALKER 4425” set for the Southeast corner of this tract;

THENCE North 63deg. 29’55” West, at 603.51 feet pass the West line of said Survey 13, Block 2, and the East line of said Survey 2, Block E, at 861.70 feet pass the West line of said Survey 2, Block E, and the East line of said Survey 18, Block 1, 1800.46 feet in all to a 1/3” iron rod and cap marked “WALKER 4425” set for the Southwest corner of this tract;

THENCE North 20deg. 30’05” East 1297.02 feet to a 1/3” iron rod and cap marked “WALKER 4425” set in the South line of said 202.0 acre tract;

THENCE South 69deg. 34’ East 68.82 feet to a 5/8” iron rod and cap marked “SPANAGEL RPLS 4761” found at a fence corner for a corner of said 202.0 acre tract;

THENCE North 20deg. 26’ East 551.78 feet to a 5/8” iron rod and cap marked “SPANAGEL RPLS 4761” found at a fence corner for a corner of said 202.0 acre tract;

THENCE South 69deg. 34’ East with a fence along the South line of said 202.0 acre tract, at 236.85 feet pass the East line of said Survey 2, Block E, and the West line of said Survey 13, Block 2, 1800.46 feet in all to the point of beginning.

Bearings are based on the record North line of the 202.0 acre tract.

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EXHIBIT F

REDUCED FOR EXHIBIT ONLY

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Schedule G

ORGANIZATIONAL CHART OF THE BORROWER

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